Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Second Amendment”), dated as of December 26, 2017, is entered into by and among OMNICELL, INC., a Delaware corporation (the “Borrower”), each Subsidiary Guarantor (as defined in the Amended Credit Agreement (as defined below)) party hereto; each of the financial institutions party hereto as a Lender (as defined in the Credit Agreement (as defined below)); each Additional Revolving Credit Lender (as defined below) party hereto; and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Issuing Lender and as administrative agent for the Lenders under the Credit Agreement (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended Credit Agreement.
RECITALS
WHEREAS, the Borrower has entered into that certain Credit Agreement, dated as of January 5, 2016 (as amended through the date hereof, the “Credit Agreement” and as amended by this Second Amendment, the “Amended Credit Agreement”), with the Lenders from time to time party thereto and the Administrative Agent;
WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more fully described herein;
WHEREAS, each of the financial institutions listed on Schedule I hereto (the “Additional Revolving Credit Lenders”) has agreed, on the terms and conditions set forth herein and in the Amended Credit Agreement, to provide additional revolving credit commitments (the “Additional Revolving Credit Commitments”) to the Borrower in the amount set forth opposite its name under the heading “Additional Revolving Credit Commitments” on Schedule I hereto;
WHEREAS, the Required Lenders and the Required Revolving Lenders have consented and agreed to the Borrower’s requested amendments subject to the terms and conditions set forth in this Second Amendment, as evidenced by the signatures of the Lenders party hereto; and
WHEREAS, by executing this Second Amendment, the Borrower and each Subsidiary Guarantor reaffirms, after giving effect to each of the requested amendments, its obligations under each of the Guaranty Agreement, the Collateral Agreement and each other Loan Document (in each case as amended by this Second Amendment).
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
SECTION 1.AMENDMENTS.
Effective as of the Second Amendment Effective Date (as defined below), the Credit Agreement is hereby amended to delete all stricken text (indicated textually in the same manner as the following example:

~~stricken text~~) and to add all double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed Amended Credit Agreement attached hereto as Exhibit A.
Effective as of the Second Amendment Effective Date (as defined below), Exhibit F to the Credit Agreement is hereby amended to delete all stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add all double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the conformed Exhibit F attached hereto as Exhibit B.
SECTION 2.ADDITIONAL REVOLVING CREDIT COMMITMENTS.
Subject to the terms and conditions set forth herein and in the Amended Credit Agreement, each of the Additional Revolving Credit Lenders hereby agrees to provide additional Revolving Credit Commitments to the Borrower on the Second Amendment Effective Date, in an aggregate principal amount not to exceed its Additional Revolving Credit Commitment set forth on Schedule I hereto. The Additional Revolving Credit Commitments shall for all purposes under the Loan Documents (a) constitute “Revolving Credit Commitments” and shall be the same Class as, and have the same terms and conditions (including, without limitation, Applicable Margin, Commitment Fee and Revolving Credit Maturity Date) as, the Revolving Credit Commitments provided to the Borrower by the Revolving Credit Lenders on the Closing Date and (b) constitute “Obligations” and “Secured Obligations” under the Amended Credit Agreement and the other Loan Documents. Each of the Additional Revolving Credit Lenders shall be a “Revolving Credit Lender” and a “Lender” under the Amended Credit Agreement and have all of the rights, duties and obligations of a Lender and Revolving Credit Lender under the Amended Credit Agreement and the other Loan Documents.
Effective as of the Second Amendment Effective Date, Schedule 1.1(a) of the Credit Agreement is hereby amended by amending and replacing the portion of Schedule 1.1(a) set forth under the heading “Revolving Credit Commitments” in its entirety by Schedule II hereto.
SECTION 3.REPRESENTATIONS AND WARRANTIES; NO EVENTS OF DEFAULT.
The Borrower and each Subsidiary Guarantor party hereto represents and warrants that, as of the Second Amendment Effective Date:

(a)    each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Second Amendment in accordance with its terms;

(b)    this Second Amendment has been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party hereto, and constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party hereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies;

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(c)    the representations and warranties contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects, on and as of the Second Amendment Effective Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty remains true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date); and

(d)    no Default or Event of Default has occurred and is continuing as of the Second Amendment Effective Date, or will occur as a result of giving effect to the amendments contemplated by this Second Amendment.

SECTION 4.REAFFIRMATION OF GUARANTEES AND SECURITY INTERESTS.
(a)    The Borrower and each Subsidiary Guarantor party hereto hereby consents to the terms and conditions of this Second Amendment.
(b)    The Borrower and each Subsidiary Guarantor party hereto hereby: (i) reaffirms and confirms, immediately before and after giving effect to the amendments to the Loan Documents contemplated herein, its guarantees, pledges, grants (including, but not limited to, its grant of a security interest in the Collateral in favor of the Administrative Agent for the ratable benefit of the Secured Parties) and other undertakings under the Loan Documents to which it is a party; and (ii) agrees that: (A) each Loan Document to which it is a party shall, immediately after giving effect to the amendments to the Loan Documents contemplated herein, continue to be in full force and effect; and (B) all guarantees, pledges, grants (including, but not limited to, its grant of a security interest in the Collateral in favor of the Administrative Agent for the ratable benefit of the Secured Parties) and other undertakings thereunder shall, immediately after giving effect to the amendments to the Loan Documents contemplated herein, continue to be in full force and effect to guarantee and secure the Secured Obligations (as amended, increased and otherwise modified hereby) and shall accrue to the benefit of the Secured Parties.
SECTION 5.CONDITIONS TO EFFECTIVENESS.
NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, THIS SECOND AMENDMENT, AND THE CONSENTS AND APPROVALS CONTAINED HEREIN, SHALL BE EFFECTIVE (SUCH DATE, THE “SECOND AMENDMENT EFFECTIVE DATE”) ONLY IF AND WHEN EACH OF THE FOLLOWING CONDITIONS IS SATISFIED:
5.1    this Second Amendment is signed by, and counterparts hereof are delivered to the Administrative Agent (by hand delivery, mail or telecopy) by, each Credit Party, the Required Lenders, the Required Revolving Credit Lenders and each Additional Revolving Credit Lender;
5.2    the Administrative Agent shall have received customary and reasonably satisfactory opinions of counsel to the Credit Parties (including opinions of local counsel to the Credit Parties as may be

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reasonably requested by the Administrative Agent), addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, this Second Amendment and the other Loan Documents, and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders);
5.3    the Administrative Agent shall have received, for each Credit Party, such Credit Party’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state where such Credit Party is duly qualified to do business, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Credit Party’s execution, delivery and performance of this Second Amendment and the transactions contemplated hereby, and (v) signature and incumbency certificates of its officers executing this Second Amendment, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification;
5.4    the Administrative Agent shall have received a customary officer’s closing certificate (including with respect to the matters in Section 5.5 below);
5.5    each of the representations and warranties contained in Section 3 of this Second Amendment are true and correct on and as of the Second Amendment Effective Date;
5.6    the Borrower shall have paid to the Administrative Agent, (i) for the account of each of the existing Lenders under the Credit Agreement that has delivered its consent to this Second Amendment on or prior to 12:00 p.m. Pacific time on December 20, 2017, and (ii) for the account of each of the Additional Revolving Credit Lenders (inclusive of all finally allocated commitments whether or not funded on the Second Amendment Effective Date), all fees required to be paid by it on the Second Amendment Effective Date as the Borrower shall have separately agreed in writing; and
5.7    the Borrower shall have paid all fees and expenses of the Administrative Agent and its Affiliates in connection with this Second Amendment to the extent required by Section 12.3 of the Credit Agreement and in any separate engagement letter or fee letter between the Borrower and the Administrative Agent and/or its Affiliates.
SECTION 6.AUTHORIZATION TO MODIFY AND EXECUTE LOAN DOCUMENTS.
The undersigned Lenders, constituting the Required Lenders and the Required Revolving Credit Lenders and each of the Additional Revolving Credit Lenders, hereby: (a) authorize and direct the Administrative Agent to execute this Second Amendment; (b) consent to the transactions contemplated by this Second Amendment; (c) authorize and direct the Administrative Agent to take any and all actions and execute such documents as shall be required to give effect to or otherwise implement this Second Amendment and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Each of the undersigned Lenders (i) confirms that it has received a copy of each of the Loan Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Second Amendment (and in the case of each Additional Revolving Credit Lender, to provide the Additional Revolving Credit Commitments); and (ii) agrees that it will, independently and

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without reliance upon the Administrative Agent, Swingline Lender, Issuing Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents.

SECTION 7.MISCELLANEOUS
7.1    No Waiver; Continuing Effect of Loan Documents. Except as specifically modified pursuant to the terms of this Second Amendment: (a) the terms and conditions of the Amended Credit Agreement and the other Loan Documents remain in full force and effect; and (b) nothing herein: (i) shall constitute a waiver, amendment or modification of any other provision of the Amended Credit Agreement or any other Loan Document; or (ii) shall be construed as a waiver or consent to any further or future action on the part of the Borrower or any Subsidiary Guarantor. Nothing herein shall limit in any way the rights and remedies of the Administrative Agent or the Lenders under the Amended Credit Agreement or under any other Loan Document. This Second Amendment is a Loan Document under and as defined in the Amended Credit Agreement.
7.2    Counterparts. This Second Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Second Amendment.
7.3    Severability. Any provision of this Second Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
7.4    Successor and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns pursuant to the terms of Section 12.9 of the Amended Credit Agreement.
7.5    Governing Law. This Second Amendment, and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Second Amendment and the transactions contemplated hereby and thereby, shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.
OMNICELL, INC.,
a Delaware corporation,
as the Borrower

By:        /s/ Peter Kuipers
Name: Peter Kuipers
Title: Chief Financial Officer
ATEB, INC.,
a North Carolina corporation,
as a Subsidiary Guarantor

By:        /s/ Dan S. Johnston
Name: Dan S. Johnston
Title: Executive Vice President and Secretary
MEDPAK HOLDINGS, INC.,
a Delaware corporation,
as a Subsidiary Guarantor

By:        /s/ Dan S. Johnston
Name: Dan S. Johnston
Title: Executive Vice President and Secretary
MTS MEDICATION TECHNOLOGIES, INC.,
a Delaware corporation,
as a Subsidiary Guarantor

By:        /s/ Dan S. Johnston
Name: Dan S. Johnston
Title: Executive Vice President and Secretary
MTS PACKAGING SYSTEMS, INC.,
a Florida corporation,
as a Subsidiary Guarantor

By:        /s/ Dan S. Johnston
Name: Dan S. Johnston
Title: Executive Vice President and Secretary

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WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent, Issuing Lender, Additional Revolving Credit
Lender and a Lender

By:        /s/ Teddy Koch
Name:        Teddy Koch
Title:        Director

[Signature Page to Second Amendment to Credit Agreement]

J.P. Morgan Chase Bank, N.A.
as a Lender and as an Additional Revolving Credit Lender

By:        /s/ Marshall Trenckmann
Name:        Marshall Trenckmann
Title:        Executive Director

Bank of the West,
as a Lender

By:        /s/ Patrick Mun_
Name:        Patrick Mun
Title:        Vice President

Bank of the West,
as an Additional Revolving Credit Lender

By:        /s/ Patrick Mun_
Name:        Patrick Mun
Title:        Vice President

HSBC Bank USA, National Association,
as a Lender

By:        /s/ Derick E. Duchodni
Name:        Derick E. Duchodni
Title:        Senior Vice President

HSBC Bank USA, National Association,
as an Additional Revolving Credit Lender

By:        /s/ Derick E. Duchodni

[Signature Page to Second Amendment to Credit Agreement]

Name:        Derick E. Duchodni
Title:        Senior Vice President

Compass Bank,
as a Lender

By:        /s/ Joseph W. Nimmons
Name:        Joseph W. Nimmons
Title:        Sr. Vice President

Compass Bank,
as an Additional Revolving Credit Lender

By:        /s/ Joseph W. Nimmons
Name:        Joseph W. Nimmons
Title:        Sr. Vice President

Fifth Third Bank,
as a Lender

By:        /s/ Thomas Avery
Name:        Thomas Avery
Title:        Director

Fifth Third Bank,
as an Additional Revolving Credit Lender

By:        /s/ Thomas Avery
Name:        Thomas Avery
Title:        Director

[Signature Page to Second Amendment to Credit Agreement]

MUFG UNION BANK, N.A.,
as a Lender

By:        /s/ Teuta Ghilaga
Name:        Teuta Ghilaga
Title:        Director

SUNTRUST BANK,
as a Lender

By:        /s/ Min Park
Name:        Min Park
Title:        Vice President

Citizens Bank, N.A.,
as a Lender

By:        /s/ Marie Mollo
Name:        Marie Mollo
Title:        Senior Vice President

Citizens Bank, N.A.,
as an Additional Revolving Credit Lender

By:        /s/ Marie Mollo
Name:        Marie Mollo
Title:        Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

East West Bank,
as a Lender

By:        /s/ Alex Coyle
Name:        Alex Coyle
Title:        Managing Director

COMERICA BANK,
as a Lender

By:        /s/ Fatima Arshad
Name:        Fatima Arshad
Title:        Senior Vice President

COMERICA BANK,
as an Additional Revolving Credit Lender

By:        /s/ Fatima Arshad
Name:        Fatima Arshad
Title:        Senior Vice President

[Signature Page to Second Amendment to Credit Agreement]

SCHEDULE I
Additional Revolving Credit Commitments

Additional Revolving Credit Lender	Additional Revolving Credit Commitment
Wells Fargo Bank, National Association	$20,000,000
JPMorgan Chase Bank, N.A.	$27,500,000
Bank of the West	$15,000,000
HSBC Bank	$22,500,000
Compass Bank	$15,000,000
Fifth Third Bank	$5,000,000
Citizens Bank, N.A.	$7,500,000
Comerica Bank	$2,500,000
TOTALS	$115,000,000

SCHEDULE II
Revolving Credit Commitments

Revolving Credit Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage
Wells Fargo Bank, National Association	$55,000,000	17.46%
JPMorgan Chase Bank, N.A.	$52,500,000	16.67%
Bank of the West	$33,750,000	10.71%
HSBC Bank USA, National Association	$36,250,000	11.51%
Compass Bank	$28,750,000	9.13%
Fifth Third Bank	$23,750,000	7.54%
MUFG Union Bank, N.A.	$18,750,000	5.95%
SunTrust Bank	$18,750,000	5.95%
Citizens Bank, N.A.	$21,250,000	6.75%
East West Bank	$13,750,000	4.37%
Comerica Bank	$12,500,000	3.97%
TOTALS	$315,000,000	100.00%

EXHIBIT A

Amended Credit Agreement

Published CUSIP Number:    __________
Revolving Credit CUSIP Number:    __________
Term Loan CUSIP Number:    __________

$~~400,000,000~~515,000,000

CREDIT AGREEMENT

dated as of January 5, 2016,
as amended by the First Amendment to Credit Agreement and Collateral Agreement, dated as of April 11, 2017, and the Second Amendment to Credit Agreement, dated as of December 26, 2017 by and among

OMNICELL, INC.,
as Borrower,

the Lenders referred to herein,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Sole Bookrunner

and

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

and

BANK OF THE WEST, FIFTH THIRD BANK, HSBC BANK,
MUFG UNION BANK, N.A. and SUNTRUST BANK,
as Co-Documentation Agents

Page

ARTICLE I DEFINITIONS	1

SECTION 1.1	Definitions 1

SECTION 1.2	Other Definitions and Provisions 39

SECTION 1.3	Accounting Terms ~~39~~40

SECTION 1.4	UCC Terms 40

SECTION 1.5	Rounding 40

SECTION 1.6	References to Agreement and Laws 40

SECTION 1.7	Times of Day ~~40~~41

SECTION 1.8	Letter of Credit Amounts ~~40~~41

SECTION 1.9	Guarantees ~~40~~41

SECTION 1.10	Covenant Compliance Generally ~~40~~41

SECTION 1.11	Exchange Rates; Currency Alternatives 41

SECTION 1.12	Alternative Currencies ~~41~~42

ARTICLE II REVOLVING CREDIT FACILITY	42

SECTION 2.1	Revolving Credit Loans 42

SECTION 2.2	Swingline Loans 42

SECTION 2.3	Procedure for Advances of Revolving Credit Loans and Swingline Loans 44

SECTION 2.4	Repayment and Prepayment of Revolving Credit and Swingline Loans 45

SECTION 2.5	Permanent Reduction of the Revolving Credit Commitment 46

SECTION 2.6	Termination of Revolving Credit Facility ~~46~~47

(continued)
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ARTICLE III LETTER OF CREDIT FACILITY	47

SECTION 3.1	L/C Facility 47

SECTION 3.2	Procedure for Issuance of Letters of Credit ~~47~~48

SECTION 3.3	Commissions and Other Charges 48

SECTION 3.4	L/C Participations ~~48~~49

SECTION 3.5	Reimbursement Obligation of the Borrower ~~49~~50

SECTION 3.6	Obligations Absolute 50

SECTION 3.7	Effect of Letter of Credit Application ~~50~~51

SECTION 3.8	Resignation of Issuing Lenders 51

SECTION 3.9	Reporting of Letter of Credit Information and L/C Commitment 51

SECTION 3.10	Letters of Credit Issued for Subsidiaries ~~51~~52

ARTICLE IV TERM LOAN FACILITY	~~51~~52

SECTION 4.1	Initial Term Loan ~~51~~52

SECTION 4.2	Procedure for Advance of Term Loan 52

SECTION 4.3	Repayment of Term Loans 52

SECTION 4.4	Prepayments of Term Loans 53

ARTICLE V GENERAL LOAN PROVISIONS	56

SECTION 5.1	Interest 56

SECTION 5.2	Notice and Manner of Conversion or Continuation of Loans 57

SECTION 5.3	Fees ~~57~~58

SECTION 5.4	Manner of Payment 58

SECTION 5.5	Evidence of Indebtedness 59

(continued)
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SECTION 5.6	Sharing of Payments by Lenders 59

SECTION 5.7	Administrative Agent’s Clawback 60

SECTION 5.8	Changed Circumstances 61

SECTION 5.9	Indemnity ~~61~~62

SECTION 5.10	Increased Costs 62

SECTION 5.11	Taxes 63

SECTION 5.12	Mitigation Obligations; Replacement of Lenders 67

SECTION 5.13	[Reserved] 68

SECTION 5.14	Cash Collateral 68

SECTION 5.15	Defaulting Lenders 69

SECTION 5.16	Amend and Extend Transactions 71

ARTICLE VI CONDITIONS OF CLOSING AND BORROWING	73

SECTION 6.1	Conditions to Closing and Initial Extensions of Credit 73

SECTION 6.2	Conditions to All Extensions of Credit ~~77~~78

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES	79

SECTION 7.1	Organization; Power; Qualification 79

SECTION 7.2	Ownership 79

SECTION 7.3	Authorization; Enforceability ~~79~~80

SECTION 7.4	Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. 80

SECTION 7.5	Compliance with Law; Governmental Approvals 80

SECTION 7.6	Tax Returns and Payments 80

SECTION 7.7	Intellectual Property Matters 81

(continued)
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SECTION 7.8	Health Care Regulatory Matters 81

SECTION 7.9	Environmental Matters ~~81~~82

SECTION 7.10	Employee Benefit Matters 82

SECTION 7.11	Use of Proceeds; Margin Stock 83

SECTION 7.12	Government Regulation ~~83~~84

SECTION 7.13	Material Contracts ~~83~~84

SECTION 7.14	Employee Relations 84

SECTION 7.15	Burdensome Provisions 84

SECTION 7.16	Financial Statements 84

SECTION 7.17	No Material Adverse Change ~~84~~85

SECTION 7.18	Solvency ~~84~~85

SECTION 7.19	Title to Properties ~~84~~85

SECTION 7.20	Litigation 85

SECTION 7.21	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions 85

SECTION 7.22	Absence of Defaults 85

SECTION 7.23	Senior Indebtedness Status ~~85~~86

SECTION 7.24	Disclosure ~~85~~86

SECTION 7.25	Security Documents 86

SECTION 7.26	Insurance Matters 87

SECTION 7.27	Flood Hazard Insurance 87

ARTICLE VIII AFFIRMATIVE COVENANTS	87

SECTION 8.1	Financial Statements and Budgets 87

SECTION 8.2	Certificates; Other Reports 88

(continued)
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SECTION 8.3	Notice of Litigation and Other Matters 90

SECTION 8.4	Preservation of Corporate Existence and Related Matters 91

SECTION 8.5	Maintenance of Property and Licenses 91

SECTION 8.6	Insurance ~~91~~92

SECTION 8.7	Accounting Methods and Financial Records 92

SECTION 8.8	Payment of Taxes and Other Obligations 92

SECTION 8.9	Compliance with Laws and Approvals 92

SECTION 8.10	Environmental Laws ~~92~~93

SECTION 8.11	Compliance with ERISA 93

SECTION 8.12	Compliance with Material Contracts 93

SECTION 8.13	Visits and Inspections 93

SECTION 8.14	Additional Subsidiaries, Real Property and Other Collateral 94

SECTION 8.15	~~Banking Relationship 95~~[Reserved] 96

SECTION 8.16	Post-Closing Matters 96

SECTION 8.17	Further Assurances 96

SECTION 8.18	Compliance with Anti-Corruption Laws and Sanctions 96

ARTICLE IX NEGATIVE COVENANTS	96

SECTION 9.1	Indebtedness 96

SECTION 9.2	Liens ~~98~~99

SECTION 9.3	Investments ~~101~~102

SECTION 9.4	Fundamental Changes 104

SECTION 9.5	Asset Dispositions 105

SECTION 9.6	Restricted Payments 106

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(continued)
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SECTION 9.7	Transactions with Affiliates 107

SECTION 9.8	Accounting Changes; Organizational Documents 108

SECTION 9.9	Payments and Modifications of Subordinated Indebtedness 108

SECTION 9.10	No Further Negative Pledges; Restrictive Agreements 109

SECTION 9.11	Nature of Business 111

SECTION 9.12	Sale Leasebacks 111

SECTION 9.13	Capital Expenditures 111

SECTION 9.14	Financial Covenants 111

SECTION 9.15	Disposal of Subsidiary Interests ~~111~~112

SECTION 9.16	Deposit Accounts and Securities Accounts 112

SECTION 9.17	Use of Proceeds; Sanction and Anti-Corruption Laws 112

ARTICLE X DEFAULT AND REMEDIES	112

SECTION 10.1	Events of Default 112

SECTION 10.2	Remedies ~~114~~115

SECTION 10.3	Rights and Remedies Cumulative; Non-Waiver; etc. 115

SECTION 10.4	Crediting of Payments and Proceeds 116

SECTION 10.5	Administrative Agent May File Proofs of Claim ~~116~~117

SECTION 10.6	Credit Bidding 117

ARTICLE XI THE ADMINISTRATIVE AGENT	118

SECTION 11.1	Appointment and Authority 118

SECTION 11.2	Rights as a Lender ~~118~~119

SECTION 11.3	Exculpatory Provisions 119

(continued)
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SECTION 11.4	Reliance by the Administrative Agent 120

SECTION 11.5	Delegation of Duties 120

SECTION 11.6	Resignation of Administrative Agent 120

SECTION 11.7	Non-Reliance on Administrative Agent and Other Lenders ~~121~~122

SECTION 11.8	No Other Duties, etc. ~~121~~122

SECTION 11.9	Collateral and Guaranty Matters 122

SECTION 11.10	Secured Hedge Agreements and Secured Cash Management Agreements ~~122~~123

ARTICLE XII MISCELLANEOUS	123

SECTION 12.1	Notices 123

SECTION 12.2	Amendments, Waivers and Consents 125

SECTION 12.3	Expenses; Indemnity 128

SECTION 12.4	Right of Setoff 130

SECTION 12.5	Governing Law; Jurisdiction, Etc. ~~130~~131

SECTION 12.6	Waiver of Jury Trial 131

SECTION 12.7	Reversal of Payments ~~131~~132

SECTION 12.8	Injunctive Relief 132

SECTION 12.9	Successors and Assigns; Participations 132

SECTION 12.10	Treatment of Certain Information; Confidentiality 137

SECTION 12.11	Performance of Duties 138

SECTION 12.12	All Powers Coupled with Interest 138

SECTION 12.13	Survival 138

SECTION 12.14	Titles and Captions ~~138~~139

SECTION 12.15	Severability of Provisions 139

(continued)
Page

SECTION 12.16	Counterparts; Integration; Effectiveness; Electronic Execution 139

SECTION 12.17	Term of Agreement 139

SECTION 12.18	USA PATRIOT Act ~~139~~140

SECTION 12.19	Independent Effect of Covenants ~~139~~140

SECTION 12.20	No Advisory or Fiduciary Responsibility 140

SECTION 12.21	Inconsistencies with Other Documents ~~140~~141

SECTION 12.22	Judgment Currency ~~140~~141

SECTION 12.23	Releases of Liens and Subsidiary Guarantors 141

EXHIBITS
Exhibit A-1    -    Form of Revolving Credit Note
Exhibit A-2    -    Form of Swingline Note
Exhibit A-3    -    Form of Term Loan Note
Exhibit B    -    Form of Notice of Borrowing
Exhibit C    -    Form of Notice of Account Designation
Exhibit D    -    Form of Notice of Prepayment
Exhibit E    -    Form of Notice of Conversion/Continuation
Exhibit F    -    Form of Officer’s Compliance Certificate
Exhibit G    -    Form of Assignment and Assumption
Exhibit H-1    -    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2    -    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3    -    Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4    -    Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I    -    Form of Solvency Certificate
Exhibit J    -    Form of Perfection Certificate

SCHEDULES
Schedule 1.1(a)    -    Commitments and Commitment Percentages

CREDIT AGREEMENT, dated as of January 5, 2016, by and among OMNICELL, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
Article I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries: (a) acquires all or substantially all of the assets, business or a line of business of any Person, or any division thereof, whether through purchase of assets, merger or otherwise; or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Additional Revolving Credit Commitments” has the meaning assigned thereto in the Second Amendment.
“Additional Revolving Credit Lender” has the meaning assigned thereto in the Second Amendment.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Aesynt” means Aesynt Holding Coöperatief U.A., a cooperative with excluded liability organized under the laws of The Netherlands.
“Aesynt Acquisition” means the purchase by the Borrower and Omnicell International, Inc., a wholly-owned Subsidiary of the Borrower, of all of the Equity Interests in Aesynt pursuant to the Aesynt Acquisition Agreement.

“Aesynt Acquisition Agreement” means the Securities Purchase Agreement, dated as of October 29, 2015, by and among the Borrower, Omnicell International, Inc., Aesynt, and the Sellers.
“Aesynt Lease” means that certain Lease, dated as of December 21, 2001 (as amended, restated, supplemented or otherwise modified from time to time), between McKnight Cranberry III, L.P. and Aesynt Incorporated.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning assigned thereto in Section 12.22.
“Alternative Currency” means each currency (other than Dollars) that is approved in accordance with Section 1.12.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Net Leverage Ratio:

			Revolving Credit Loans		Term Loans
Pricing Level	Consolidated Total Net Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +	LIBOR +	Base Rate +
I	Less than 2.00 to 1.00	0.20%	1.50%	0.50%	1.50%	0.50%
II	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.25%	1.75%	0.75%	1.75%	0.75%
III	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	0.30%	2.00%	1.00%	2.00%	1.00%
IV	Greater than or equal to 3.00 to 1.00	0.35%	2.25%	1.25%	2.25%	1.25%

The Applicable Margin shall be determined and adjusted quarterly on the date three (3) Business Days after the day on which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (each such date commencing with the end of the second full fiscal quarter after the Closing Date, a “Calculation Date”); provided, however, that notwithstanding the foregoing: (a) the Applicable Margin shall be: (i) from the Closing Date until the first Calculation Date, the greater of: (A) Pricing Level II; and (B) the applicable Pricing Level based on the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis (after giving effect to the Transactions) as of the last day of the most recent fiscal quarter of the Borrower ended at least forty-five (45) days prior to the Closing Date; and (ii) thereafter, the Pricing Level determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date; and (b) if the Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on Pricing Level IV until such time as such Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.
Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether: (x) this Agreement is in effect; (y) any Commitments are in effect; or (z) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then: (I) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period; (II) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Net Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period; and (III) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Fund” means any Fund that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Wells Fargo Securities, LLC, in its capacity as sole lead arranger and sole bookrunner.
“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof. The term “Asset Disposition” shall not include: (a) the sale of inventory in the ordinary course of business; (b) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any other transaction permitted pursuant to Section 9.4; (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction; (d) the disposition of any Hedge Agreement; (e) the use of cash in the ordinary course of business and dispositions of Investments in cash, Cash Equivalents, or short-term marketable debt securities; (f) the transfer by any Credit Party of its assets to any other Credit Party; (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer); and (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date of determination, in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Base Rate” means, at any time, the highest of: (a) the Prime Rate; (b) the Federal Funds Rate plus 0.50%; and (c) the LIBOR Rate for an Interest Period of one month plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate, or the LIBOR Rate (provided that clause (c) shall not be applicable during any period in which the LIBOR Rate is unavailable or unascertainable). Notwithstanding the foregoing, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate, as provided in Section 5.1(a).

“Borrower” means Omnicell, Inc., a Delaware corporation.
“Borrower Materials” has the meaning assigned thereto in Section 8.2.
“Business Day” means: (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in San Francisco, California and New York, New York, are open for the conduct of their commercial banking business; and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.
“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.
“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, the additions to property, plant and equipment and software development costs that are (or would be) set forth under “cash flows from investment activities” in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP, but excluding: (a) expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person; and (b) any expenditure to the extent constituting Permitted Acquisition Consideration (for the avoidance of doubt, in connection with any calculation of Consolidated Fixed Charge Coverage Ratio, Capital Expenditures shall be calculated on a Pro Forma Basis).
“Capital Lease” means, as to any Person, any lease (or other arrangement conveying the right to use) of Property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” of any Person means, on any date of determination, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Cash Collateralize” means, to deposit in a Controlled Account located in the United States or to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent) for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof; (b) marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, maturing within one hundred eighty (180) days from the date of acquisition thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P, Moody’s or Fitch; (c) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having a rating of at least A-1 from S&P, P-1 from Moody’s or F1 from Fitch; (d)

certificates of deposit maturing no more than one hundred eighty (180) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; (e) repurchase agreements entered into by any Person with a commercial bank described in clause (d) above (including any of the Lenders) for direct obligations issued or fully guaranteed by the United States; (f) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and (g) shares of any money market mutual fund that: (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above; (ii) has net assets of not less than $2,000,000,000; and (iii) has the highest rating obtainable from either S&P or Moody’s.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer (including automated clearing house funds transfers), and other cash management arrangements.
“Cash Management Bank” means any Person that: (a) at the time it enters into a Cash Management Agreement with a Credit Party or a Subsidiary thereof, is the Administrative Agent or an Affiliate of the Administrative Agent; or (b) at the time it enters into a Cash Management Agreement with a Credit Party or a Subsidiary thereof, is a Lender or an Affiliate of a Lender, and is designated by written notice to the Administrative Agent from the Borrower as a “Cash Management Bank”; or (c) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party or a Subsidiary thereof and is designated by written notice to the Administrative Agent from the Borrower as a “Cash Management Bank”.
“CFC” means any Person that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any Employee Benefit Plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; or
(b)    there shall have occurred under any indenture or other instrument evidencing any Indebtedness or Equity Interests having a liquidation preference in excess of $10,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness or certificate or designation or other instrument governing such Equity Interests, as applicable) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary: (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.
“Closing Date” means the date of this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.
“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.
“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).
“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.
“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Competitor” means any Person designated in writing by the Borrower to the Administrative Agent that competes with the Borrower or any of its Subsidiaries in a principal line of business of the Borrower and its Subsidiaries, considered as a whole.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Adjusted EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period; plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise Taxes; (ii) Consolidated Interest Expense; (iii) amortization, depreciation and other non‑cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), including adjustments arising under purchase accounting for the Aesynt Acquisition; (iv) extraordinary losses (excluding extraordinary losses from discontinued operations); (v) non-cash equity-based compensation expenses; (vi) Transaction Costs related to the Transactions; (vii) Transaction Costs related to any issuance of Indebtedness permitted pursuant to Section 9.1 (other than the issuance of Indebtedness pursuant to this Agreement and the other Loan Documents); provided that the aggregate amount added back pursuant to this clause (vii) during any period of four (4) consecutive fiscal quarters shall not exceed $10,000,000; (viii) Transaction Costs related to the Aesynt Acquisition and any Permitted Acquisition and any restructuring costs (including severance and retention expenses), integration costs, and write-offs of intangibles in connection with the Aesynt Acquisition or such Permitted Acquisition, in each case with respect to such restructuring costs or write-offs, to the extent paid or made within twelve (12) months of the closing of the Aesynt Acquisition or such Permitted Acquisition, as applicable; provided that the aggregate amount added back pursuant to this clause (viii) and clause (ix) below during any period of four (4) consecutive fiscal quarters shall not exceed $15,000,000; and (ix) the amount of “run rate” synergies, operating expense reductions, operating improvements and other operating changes that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to be realized within twelve (12) months of the Aesynt Acquisition or other applicable Specified Transaction occurring during such period (as certified by a financial officer of the Borrower providing reasonable detail with respect to such “run rate” synergies, operating expense reductions, operating improvements and other operating changes delivered together with the applicable financial statements delivered pursuant to Section 8.1(a) or (b)), calculated as though such “run rate” synergies, operating expense reductions, operating improvements and other operating changes had been realized during the entirety of such period and net of the actual benefits realized during such period from such actions; provided that (A) no “run rate” synergies, operating expense reductions, operating improvements and other operating changes shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period, (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated Adjusted EBITDA pursuant to this clause (ix) to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected “run rate” synergies, operating expense reductions, operating improvements and other operating changes and (C) the aggregate amount added pursuant to this clause (ix) and clause (viii) above during any period of four (4) consecutive fiscal quarters shall not exceed $15,000,000; less (c) the sum of the following, without duplication, to the extent included in the determination of Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Consolidated Net Income. For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis. Notwithstanding the foregoing, Consolidated EBITDA for (i) the fiscal quarter ended March 31, 2015 shall be $24,741,000, (ii) the fiscal quarter ended June 30, 2015 shall be $25,121,000 and (iii) the fiscal quarter ended September 30, 2015 shall be $30,512,000.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Adjusted EBITDA less the sum of (i) Capital Expenditures, (ii) federal, state, local and foreign income Taxes paid in cash and (iii) cash Restricted Payments made after the Closing Date (other than (A) Restricted Payments on account of, or with respect to, any Equity Interests of any Subsidiary if made to the Borrower or any other Subsidiary except for Restricted Payments on account of, or with respect to, any Equity Interests of any Subsidiary that is a Credit Party if made to a Subsidiary that is not a Credit

Party, unless and to the extent such Restricted Payment is then immediately distributed or dividended to a Credit Party, and (B) any Restricted Payments permitted pursuant to Sections 9.6(a), (d), (e) or (f)), in each case for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date; to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, calculated on a Pro Forma Basis.
“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense paid or payable in cash; and (b) scheduled principal payments with respect to Indebtedness of the types described in clauses (a), (b) (but excluding any cash payments in respect of purchase price adjustment, earn-outs, holdbacks or deferred payments of a similar nature in connection with any Acquisition permitted under this Agreement), (c), (d), (e), (f) and (g) of the definition of “Indebtedness”. For the avoidance of doubt, “Indebtedness” under clause (b) of this definition of Consolidated Fixed Charges shall not include (i) any obligations of the Borrower or any Subsidiary in respect of Customer Lease Financings so long as there is no recourse to the Borrower or any Subsidiary thereunder other than Standard Receivables Financing Undertakings, (ii) any obligations of the Borrower or any Subsidiary in respect of Qualified Accounts Receivable Dispositions and (iii) (A) any obligations of the Borrower or any Subsidiary (other than Special Purpose Receivables Subsidiaries) in respect of Permitted Receivables Financings so long as there is no recourse to the Borrower or any Subsidiary (other than Special Purpose Receivables Subsidiaries) thereunder other than Standard Receivables Financing Undertakings and (B) any obligations of Special Purpose Receivables Subsidiaries in respect of Permitted Receivables Financings.
“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded: (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period; (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries, or is merged into or consolidated with the Borrower or any of its Subsidiaries, or that Person’s assets are acquired by the Borrower or any of its Subsidiaries; (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, but in each case only to the extent of such prohibition; and (d) any net after-tax gains or losses attributable to Asset Dispositions in excess of $1,000,000 in any period of four (4) consecutive fiscal quarters (other than any Asset Disposition permitted under Section 9.5(c), Section 9.5(d), Section 9.5(i) or Section 9.5(j)) during such period.
“Consolidated Total Assets” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis, the book value of the total assets of the Borrower and its Subsidiaries, as determined in accordance with GAAP.

“Consolidated Total Funded Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (a), (b) (but excluding any obligations in respect of purchase price adjustments, earn-outs, holdbacks or deferred payments of a similar nature in connection with any Acquisition permitted under this Agreement), (c), (e), (f) (limited to the amounts thereunder that have been drawn and not reimbursed), (g) and (i) (but only to the extent relating to the foregoing clauses) of the definition of “Indebtedness”. For the avoidance of doubt, “Consolidated Total Funded Indebtedness” shall not include (i) any obligations of the Borrower or any Subsidiary in respect of Customer Lease Financings so long as there is no recourse to the Borrower or any Subsidiary thereunder other than Standard Receivables Financing Undertakings, (ii) any obligations of the Borrower or any Subsidiary in respect of Qualified Accounts Receivable Dispositions and (iii) (A) any obligations of the Borrower or any Subsidiary (other than Special Purpose Receivables Subsidiaries) in respect of Permitted Receivables Financings so long as there is no recourse to the Borrower or any Subsidiary (other than Special Purpose Receivables Subsidiaries) thereunder other than Standard Receivables Financing Undertakings and (B) any obligations of Special Purpose Receivables Subsidiaries in respect of Permitted Receivables Financings.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Total Funded Indebtedness on such date; to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Consolidated Total Leverage Ratio Holiday” has the meaning assigned thereto in Section 9.14(a).
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of: (a) Consolidated Total Funded Indebtedness on such date minus Unrestricted Cash; to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means an agreement, satisfactory in form and substance to the Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges the Administrative Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by the Administrative Agent as to disposition of funds in such account, without further consent by the Borrower or any Subsidiary (it being agreed as between the Administrative Agent and the Credit Parties that the Administrative Agent shall not originate such instructions except upon the occurrence and during the continuance of an Event of Default).
“Controlled Account” means each Deposit Account and Securities Account that is subject to a Control Agreement.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility, and the L/C Facility.
“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Customer Lease Financing” means any sale of accounts receivable, chattel paper and other property arising from or relating to customer leases originated by the Borrower or any Subsidiary in the ordinary course of business to third party financing companies, and intended by the parties thereto to be a “true sale” and which do not materially interfere with the business of the Borrower and its Subsidiaries or adversely affect the Collateral (other than by virtue of being a disposition of property that would otherwise be Collateral to the extent such disposition is expressly permitted by this Agreement).
“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 5.15(b), any Lender that: (a) has failed to: (i) fund all or any portion of the Revolving Credit Loans, any Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good-faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due; (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good-faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a

Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.
“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.
“Discharge of the Obligations” means the termination of all Commitments, payment in full, in cash, of all of the Obligations (other than any unasserted contingent reimbursement or indemnity obligations) and the termination, expiration or Cash Collateralization of all Letters of Credit.
“Discharge of the Secured Obligations” means the termination of all Commitments, payment in full, in cash, of all of the Obligations (other than any unasserted contingent reimbursement or indemnity obligations), the termination of all Secured Hedge Agreements and Secured Cash Management Agreements (or with respect to Secured Hedge Agreements and Secured Cash Management Agreements, other arrangements satisfactory to the applicable Hedge Banks and Cash Management Banks) and the termination, expiration or Cash Collateralization of all Letters of Credit.
“Disclosure Letter” means the disclosure letter dated the Closing Date and delivered to the Administrative Agent and the Lenders in respect of this Agreement.
“Disposition Consideration” means, with respect to any disposition of assets or series of related dispositions of assets, the lower of: (a) the aggregate fair market value of the assets sold, transferred, licensed, leased or otherwise disposed of in such disposition or series of related dispositions; and (b) the gross proceeds yielded to the Borrower or any Subsidiary from such disposition or series of related dispositions.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition: (a)  mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior Discharge of the Obligations); (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control, fundamental change, or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, fundamental change, or asset sale event shall be subject to the prior Discharge of the Obligations), in whole or in part; (c) require any scheduled payment of dividends in cash; or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution” means, on any date: (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof; (b) any other Person that is a Competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice (which notice shall specify such Person by exact legal name) to the Administrative Agent not less than five (5) Business Days prior to such date; and (c) in the case of any Person properly designated pursuant to clause (a) or (b) above, any Subsidiary or Affiliate of such Person, but only to the extent that such Subsidiary or Affiliate: (i) has been designated by the Borrower as a “Disqualified Institution” by written notice (which notice shall specify such Person by exact legal name) to the Administrative Agent and posted by the Administrative Agent on the Platform (or otherwise provided by the Administrative Agent to each of the Lenders) not less than five (5) Business Days prior to such date; or (ii) is readily identifiable as a Subsidiary or Affiliate of such Person based on the legal name of such Subsidiary or Affiliate; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time until such time as Borrower has subsequently provided written notice pursuant to the terms hereof that such Person is a “Disqualified Institution”; provided further that any bona fide debt Fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is an Affiliate of, or is managed, sponsored or advised by any Affiliate of, any Person identified pursuant to clause (b) above or its Controlling owner, and for which no personnel involved with the competitive activities of such Person or Controlling owner: (x) makes any investment decisions for such debt Fund; and (y) has access to any confidential information (other than publicly available information) relating to the Borrower and its Subsidiaries, shall be deemed not to be a Disqualified Institution by virtue of being a Subsidiary or Affiliate of a Person identified pursuant to clause (b) above; provided further that none of the foregoing Persons designated as a Disqualified Institution pursuant to clause (a), (b) or (c) above shall be a Disqualified Institution to the extent of any Commitments or Loans that were allocated to such Person, were assigned to such Person, or in which such Person was participating, in each case prior to the proper designation of such Person as a Disqualified Institution pursuant to clause (a), (b), or (c) above.
“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.
“DQ List” has the meaning set forth in Section 12.9(f)(iv)(A).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 12.9(f).
“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, governmental investigations or proceedings (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all applicable federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means: (a) in the case of a corporation, capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership, partnership interests (whether general or limited); (d) in the case of a limited liability company, membership interests; (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (f) any and all warrants, rights or options to purchase any of the foregoing (including through convertible securities, but excluding debt securities and other Indebtedness for borrowed money convertible into or exchangeable for any of the foregoing).
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Accounts” means (a) escrow accounts and trust accounts; (b) payroll accounts; (c) accounts used for payroll taxes and/or withheld income taxes; (d) accounts used for employee wage and benefit payments; (e) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Liens permitted by Section 9.2; (f) custodial accounts; and (g) accounts that are swept to a zero balance on a daily basis to a Deposit Account that is subject to a Control Agreement.
“Excluded Foreign Subsidiary” means a Subsidiary of the Borrower that is: (a) a CFC; or (b) owned directly or indirectly by a CFC, irrespective of whether it is a Domestic Subsidiary or a Foreign Subsidiary.
“Excluded Subsidiary” means any Subsidiary of the Borrower that is: (a) an Immaterial Subsidiary; (b) a Foreign Subsidiary Holding Company; (c) an Excluded Foreign Subsidiary; or (d) a Special Purpose Receivables Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under Section 1(d) of the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case: (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof); or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which: (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)); or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g); and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated September 25, 2013, by and among the Borrower; the lenders party thereto from time to time; and Wells Fargo, as administrative agent.
“Extended Revolving Credit Commitment” means any Class of Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 5.16.
“Extended Revolving Credit Loans” means any Revolving Credit Loans made pursuant to the Extended Revolving Credit Commitments.
“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 5.16.
“Extension” has the meaning set forth in Section 5.16(a).
“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Credit Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 5.16, the Issuing Lender and/or the Swingline Lender implementing an Extension in accordance with Section 5.16.

“Extension Offer” has the meaning set forth in Section 5.16(a).
“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.
“Fair Market Value” shall mean the current value that would be attributed to the Receivables Assets by an independent and unaffiliated third party purchasing the Receivables Assets in an arms-length sale transaction, as determined in good faith by the Borrower.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“FDA” means the Food and Drug Administration of the United States or any successor entity thereto.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means: (a) the separate fee letter agreement dated October 29, 2015, among the Borrower, Wells Fargo, and the Arranger; and (b) any letter between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.
“First Amendment” means the First Amendment to Credit Agreement, dated as of April 10, 2017, among the Borrower, the Subsidiary Guarantors party thereto, the Administrative Agent, and the Lenders party thereto.
“First Amendment Effective Date” has the meaning assigned thereto in the First Amendment.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.
“Foreign Casualty Event” means any Insurance and Condemnation Event resulting in the receipt of Net Cash Proceeds by a Foreign Subsidiary and giving rise to a prepayment pursuant to Section 4.4(b)(ii).
“Foreign Disposition” means any Asset Disposition resulting in the receipt of Net Cash Proceeds by a Foreign Subsidiary and giving rise to a prepayment pursuant to Section 4.4(b)(ii).

“Foreign Lender” means: (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person; and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means any direct or indirect Subsidiary of the Borrower, all or substantially all of the assets of which consist of, directly or indirectly, the Equity Interests in one or more CFCs and any of such CFCs’ Subsidiaries.
“Fronting Exposure” means, at any time there is a Defaulting Lender: (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).
“Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement; provided that, the term “Hedge Agreement” shall not include any Permitted Equity Derivatives.
“Hedge Bank” means any Person that: (a) at the time it enters into a Hedge Agreement with a Credit Party or a Subsidiary thereof permitted under Article IX, is the Administrative Agent or an Affiliate of the Administrative Agent (unless the Administrative Agent provides written notice to the Borrower that the Administrative Agent has designated such Hedge Agreement as not constituting a Secured Hedge Agreement); (b) at the time it enters into a Hedge Agreement with a Credit Party or a Subsidiary thereof permitted under Article IX, is a Lender or an Affiliate of a Lender, and is designated by written notice to the Administrative Agent from the Borrower and such Person as a “Hedge Bank”; or (c) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party or a Subsidiary thereof, in each case in its capacity as a party to such Hedge Agreement, and is designated by written notice to the Administrative Agent from the Borrower and such Person as a “Hedge Bank.”
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements: (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.
“Immaterial Acquisition” means any Permitted Acquisition for which the Permitted Acquisition Consideration is less than $25,000,000.
“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, on a Consolidated basis with its Subsidiaries, does not have: (a) assets in excess of 5% of Consolidated Total Assets as set forth on the most recent financial statements delivered pursuant to Section 8.1(a); or (b) annual revenues in excess of 5% of the Consolidated revenues of the Borrower and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 8.1(a) and has been designated in writing as an “Immaterial Subsidiary” to the Administrative Agent; provided that if at any time: (i) the aggregate amount of revenues or assets attributable to all Subsidiaries designated as Immaterial Subsidiaries exceeds: (A) 10% of Consolidated revenues of the Borrower and its Subsidiaries for any such Fiscal Year; or (B) 10% of Consolidated Total Assets as of the end of any such Fiscal Year, then the Borrower shall revoke the designation of sufficient Immaterial Subsidiaries to eliminate such excess and shall take all actions required by Section 8.14 with respect to each such Subsidiary.
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)    all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;
(b)    all obligations to pay the deferred purchase price of property or services of any such Person, except: (i) operating leases, licenses, trade payables, and accrued liabilities, in each case arising in the ordinary course of business not more than one hundred twenty (120) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person; (ii) deferred compensation payable to directors, officers and employees of the Borrower or any Subsidiary so long as such compensation: (A) is incurred in the ordinary course of business and pursuant to any incentive compensation plan adopted by the board of directors of the Borrower in the ordinary course of business; and (B) is not evidenced by a note or similar written instrument (other than such incentive compensation plan’s governing documentation or any grant notices issued thereunder); (iii) any purchase price adjustment, earn-out, holdback or deferred payment of a similar nature incurred in connection with an Acquisition permitted under this Agreement so long as not evidenced by a note or similar written instrument (except to the extent that the amount payable pursuant to such purchase price adjustment, earn-out, holdback or deferred payment is reflected, or would otherwise be required to be reflected, on a balance sheet prepared in accordance with GAAP); and (iv) obligations in respect of non-competition agreements or similar arrangements (except for such payments that are accounted for as acquisition consideration under GAAP);
(c)    such Person’s Capital Lease Obligations and the Attributable Indebtedness of such Person with respect to such Person’s Synthetic Leases;

(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(e)    all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances, bank guarantees and similar instruments issued for the account of any such Person;
(g)    all obligations of any such Person in respect of Disqualified Equity Interests;
(h)    all net obligations of such Person under any Hedge Agreements; and
(i)    all Guarantees of any such Person with respect to any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.
“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document; and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” has the meaning assigned thereto in Section 12.10.
“Initial Issuing Lender” means Wells Fargo, in its capacity as an Issuing Lender, or any successor thereto.
“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.
“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.
“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months thereafter (or if available and agreed to by all of the relevant Lenders, twelve (12) months thereafter), in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)    the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; and
(e)    there shall be no more than six (6) Interest Periods in effect at any time.
“IRS” means the United States Internal Revenue Service.
“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.
“Issuing Lender” means: (a)  the Initial Issuing Lender; and/or (b) any other Revolving Credit Lender that has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit.
“Judgment Currency” has the meaning assigned thereto in Section 12.22.
“Latest Maturity Date” means, at any date of determination, the later of the Revolving Credit Maturity Date and the latest Term Loan Maturity Date.
“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to: (a) for the Initial Issuing Lender, the amount set forth opposite the name of each the Initial Issuing Lender on Schedule 1.1(a); and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).
“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the Dollar Equivalent amount of the sum of: (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit; and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.
“L/C Sublimit” means the lesser of: (a) $10,000,000.00; and (b) the Revolving Credit Commitment.
“Lender” means each Person executing this Agreement as a Lender on the Closing Date and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.
“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.
“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.
“LIBOR” means:
(a)    for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in amounts comparable to the principal amount of the LIBOR Rate Loan would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; and
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in amounts comparable to the principal amount of the Base Rate Loan for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

Notwithstanding the foregoing, if the LIBOR Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate (other than a Base Rate Loan for which interest is determined by reference to LIBOR), as provided in Section 5.1(a).
“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement (other than an operating lease) relating to such asset.
“Limited Condition Acquisition” means any Permitted Acquisition that is not conditioned on: (a) the availability of, or on obtaining, third-party financing; (b) the receipt of proceeds of any Investment; or (c) the redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.
“Liquidity” means, as of any date of determination, the sum of (a) unrestricted cash and Cash Equivalent of the Borrower and its Subsidiaries plus (b) unfunded Revolving Credit Commitments available to be drawn.
“Loan Documents” means, collectively, this Agreement, the Disclosure Letter, each Note, the Letter of Credit Applications and each reimbursement agreement and each other document and certificate executed by any Credit Party relating to any Letter of Credit, the Security Documents, the Guaranty Agreement, the Fee Letters, and each other document, instrument, certificate and agreement executed and delivered by any Credit Party or any of its Subsidiaries in connection with this Agreement (whether in favor of the Administrative Agent or any Secured Party or otherwise) (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).
“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and the Swingline Loans, and “Loan” means any of such Loans.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries: (a) a material adverse effect on the business, results of operations, assets, properties, liabilities, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party; (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document;

or (d) a material adverse effect on the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.
“Material Contract” means: (a) any material contract or agreement which the Borrower may file or be required to file with the SEC under the Exchange Act or the Securities Act of 1933 (other than any management contract or compensatory plan, contract or arrangement); or (b) any other contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries, the breach, non‑performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.
“Material Real Property” means real property owned in fee by any Credit Party with a fair market value of $25,000,000 or greater.
“Minimum Collateral Amount” means, at any time: (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the sum of: (i) the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time; and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time; and (b) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document, encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.
“Net Cash Proceeds” means, as applicable: (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom consisting of (x) cash, (y) Cash Equivalents and (z) any cash or Cash Equivalent payments received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments, less the sum of: (i) in the case of an Asset Disposition only, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds); (ii) all reasonable and customary out-of-pocket legal and other fees and expenses incurred in connection with such transaction or event; (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than any Indebtedness arising under the Loan Documents) that is required to be repaid in connection with such transaction or event and that is secured by Liens on the Collateral prior to or equal and ratable with any Lien of the Administrative Agent in such assets (provided that if such Indebtedness is secured by a Lien on the asset that is equal and ratable to the Lien of the Administrative Agent on such asset, then any such repayment of Indebtedness shall be limited to such Indebtedness’ ratable share of such gross proceeds); (iv) reasonable reserves retained from such gross proceeds to fund contingent liabilities directly attributable to such Asset Disposition or Insurance and Condemnation Event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and

(v) other costs, expenses and taxes incurred by the Borrower and its Subsidiaries (or any of their respective affiliates or equity partners) as a direct result of actions taken by the Borrower and its Subsidiaries (and any of their affiliates or equity partners) pursuant to Section 4.4(b)(iv); and (b) with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that: (a) requires the approval of all Lenders or all affected Lenders or all Lenders with respect to a certain Class or Series in accordance with the terms of Section 12.2; and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.
“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.
“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).
“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition, whether or not allowable in such proceeding) the Loans; (b) the L/C Obligations; and (c) all other fees and commissions (including reasonable attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties and each of their respective Subsidiaries to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of the chief executive officer, chief financial officer, treasurer, or controller of the Borrower substantially in the form attached as Exhibit F.
“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a capital lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).
“Overnight Rate” means, for any day: (a) with respect to any amount denominated in Dollars, the greater of: (i) the Federal Funds Rate; and (ii) an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation; and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Wells Fargo in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning assigned thereto in Section 12.9(d).
“Participant Register” has the meaning assigned thereto in Section 12.9(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.
“Perfection Certificate” means, with respect to any Credit Party, a certificate, substantially in the form of Exhibit J to this Agreement, completed and supplemented with schedules and attachments contemplated thereby and duly executed on behalf of such Credit Party by a Responsible Officer of such Credit Party.
“Permitted Acquisition” means: any Acquisition that meets all of the following requirements:
(a)    no less than five (5) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent, which notice shall include the proposed closing date of such Acquisition;

(b)    the Borrower shall have certified on or before the closing date of such Acquisition, in writing, that, to the knowledge of the Borrower, such Acquisition has been approved by the board of directors (or equivalent governing body) of the Person to be acquired;
(c)    the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11;
(d)    if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary shall be the surviving Person, or the surviving Person shall become, if required, a Subsidiary Guarantor in accordance with, and within the time periods specified in, Section 8.14, and no Change in Control shall have been effected thereby;
(e)    the Borrower shall have delivered to the Administrative Agent all documents required to be delivered prior to the closing date of such Acquisition pursuant to, and in accordance with, Section 8.14;
(f)    (i) after giving effect to such Acquisition, on a Pro Forma Basis, calculated for the most recent fiscal quarter end for which financial statements are available (A) the Consolidated Total Leverage Ratio shall be no greater than 0.25 to 1.00 less than the level set forth in Section 9.14(a) for such period (as such level may be adjusted during a Consolidated Total Leverage Ratio Holiday, if applicable at such time (whether due to a prior Acquisition or elected in writing to be applicable to such Acquisition)); and (B) the Borrower shall be in compliance with the covenant set forth in Section 9.14(b), in each case under this clause (f), as of either (x) the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith or (y) in the case of a Limited Condition Acquisition, the date the Permitted Acquisition Documents are entered into and after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith and (ii) except with respect to an Immaterial Acquisition, no later than five (5) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate demonstrating compliance with the foregoing clause (i), in form and substance reasonably satisfactory to the Administrative Agent;
(g)    (i) no later than five (5) Business Days prior to the proposed closing date of such Acquisition, the Borrower, to the extent requested by the Administrative Agent, shall have delivered to the Administrative Agent copies of substantially final (or if not then substantially final, the then current drafts of) Permitted Acquisition Documents (to the extent drafts are then available); and (ii) promptly upon the finalization thereof, copies of final Permitted Acquisition Documents certified as such by a Responsible Officer of the Borrower;
(h)    either (i) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith or (ii) in the case of a Limited Condition Acquisition, (x) no Default of Event of Default shall have occurred and be continuing on the date the Permitted Acquisition Documents are entered into and after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith and (y) no Event of Default under Section 10.1(a), (b), (h) or (i) shall have occurred and be continuing both before and after giving pro forma effect to such Acquisition and any Indebtedness incurred in connection therewith;
(i)    after giving effect to such Acquisition, on a Pro Forma Basis, the Borrower and its Subsidiaries will have Liquidity in excess of $~~50,000,000~~25,000,000 (as of either (i) the date of the Acquisition and after giving effect thereto and any Indebtedness incurred in connection therewith or (ii) in the case of a Limited Condition Acquisition, the date the Permitted Acquisition Documents are entered into); and

(j)    the Borrower shall have: (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition, or are expected to be satisfied within the time periods required under Section 8.14, as applicable; and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other Acquisition.
“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (provided that to the extent such earn-out is subject to a contingency, such earn-out shall be valued at the amount of reserves, if any, required under GAAP at the date of such acquisition), payments in respect of non-competition agreements or other arrangements accounted for as acquisition consideration under GAAP, deferred payments (valued at the discounted present value thereof), or Equity Interests of the Borrower, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition (but excluding ongoing royalty payments).
“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Subsidiary, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including, without limitation, each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.
"Permitted Equity Derivative” means any forward purchase, accelerated share repurchase, call option, warrant or other derivative transactions in respect of the Borrower’s Equity Interests; provided, that such transaction may, at the option of the Borrower, be settled in Equity Interests of the Borrower and any Restricted Payments made in connection with such transaction is permitted pursuant to Section 9.6.
“Permitted Factoring Transaction” means a direct sale of Receivables Assets or interests therein in the ordinary course of business to third party financing companies, and intended by the parties thereto to be a “true sale” and which do not materially interfere with the business of the Borrower and its Subsidiaries or adversely affect the Collateral (other than by virtue of being a disposition of property that would otherwise be Collateral to the extent such disposition is expressly permitted by this Agreement).
“Permitted Liens” means the Liens permitted pursuant to Section 9.2.
“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.
“Permitted Receivables Financing” means a Securitization or a Permitted Factoring Transaction that complies with the following criteria: (a) such Securitization or Permitted Factoring Transaction (including financing terms, covenants, termination events and other provisions) is in the aggregate fair and reasonable to the Borrower and the related Special Purpose Receivables Subsidiary or financing company, as applicable, as determined in good faith by the Borrower; (b) all sales and/or contributions of Receivables Assets to the related Special Purpose Receivables Subsidiary or financing company are made at Fair Market Value; (c) the financing terms, covenants, termination events and other provisions shall be market terms as determined in good faith by the Borrower; and (d) the Receivables Assets Net Investment does not exceed $20,000,000 at any one time.

“Permitted Unsecured Indebtedness” means unsecured Indebtedness of the Borrower and Guarantees thereof by any Credit Party; provided that: (a) the stated final maturity of such Indebtedness shall not be earlier than ninety-one (91) days after the Latest Maturity Date, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date that is ninety-one (91) days after the Latest Maturity Date; (b) such Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, in whole or in part, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, fundamental change, an asset disposition or an event of loss, or in the case of convertible notes, upon conversion) prior to the date that is ninety-one (91) days after the Latest Maturity Date; (c) such Indebtedness contains terms and conditions (excluding interest rate, fees and other pricing terms, premiums and optional prepayment or optional redemption provisions) that are market terms for a registered public offering of debt securities or an offering of debt securities under Rule 144A or Regulation S under the Securities Act of 1933 on the date such Indebtedness is incurred, or are not materially more restrictive, taken as a whole, than the covenants and events of default contained in this Agreement (in each case as determined in good faith by the chief financial officer of the Borrower); (d) such Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary that is not a Credit Party; (e) such Indebtedness shall not be secured by any Lien on any asset of the Borrower or any Subsidiary; (f) at the time of and immediately after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing; and (g) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Borrower shall be in Pro Forma Compliance with the covenants set forth in Section 9.14.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime commercial lending rate, as established from time to time at the Administrative Agent’s principal U.S. office. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime commercial lending rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant for any period during which one or more Specified Transactions occurs calculated after giving pro forma effect to such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period and any related Indebtedness incurred or repaid in connection therewith) as if such Specified Transaction and any related incurrence or reduction of Indebtedness had occurred on the first day of the applicable period of measurement ending with the most recent fiscal quarter for which financial statements shall have been delivered, or are being delivered, as applicable, pursuant to Section 8.1(a) or Section 8.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 6.1(e)(iii)) and, to the extent applicable, to the historical financial statements of all entities or assets acquired or disposed of, and the consolidated financial statements of the Borrower and its Subsidiaries, all in accordance with Article 11 of Regulation S-X under the Exchange Act, calculated on a basis consistent with GAAP. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedge Agreement applicable to such Indebtedness if such Hedge Agreement has a remaining term in excess of twelve (12) months).
“Pro Forma Compliance” means, at any date of determination, that the Borrower and its Subsidiaries shall be in pro forma compliance with any or all of the covenants set forth in Section 9.14 (in the case of the Consolidated Total Leverage Ratio, as such level may be adjusted during a Consolidated Total Leverage Ratio Holiday, if applicable), as of the date of such determination or the last day of the most recently completed fiscal quarter for which financial statements shall have been delivered, or are being delivered, as applicable, pursuant to Section 8.1(a) or Section 8.1(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 6.1(e)(iii)) (computed on the basis of: (a) balance sheet amounts as of such date; and (b) income statement amounts for the most recently completed period of four (4) consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination and all other Specified Transactions that have been consummated during the applicable period and any related Indebtedness incurred or repaid in connection therewith).
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“Public Lenders” has the meaning assigned thereto in Section 8.2.
“Qualified Accounts Receivable” means accounts receivable owned by the Borrower or any of its Subsidiaries with respect to which the Borrower or such Subsidiary is the beneficiary of a commercial letter of credit issued by a commercial bank or other financial institution supporting the invoiced amount of such accounts receivable.
“Qualified Accounts Receivable Disposition” means the factoring, sale or other disposition of Qualified Accounts Receivable, to the extent Qualified Accounts Receivable Disposition Net Outstandings do not exceed $25,000,000 at any one time.
“Qualified Accounts Receivable Disposition Net Outstandings” shall mean, on any date of determination, the aggregate cash amount paid by the purchasers of Qualified Accounts Receivable in connection with a factoring, sale or other disposition of Qualified Accounts Receivable, as the same may be reduced from time to time by collections with respect to such Qualified Accounts Receivable or otherwise in accordance with the terms of the documents governing such factoring, sale or other disposition of Qualified Accounts Receivable.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualifying Permitted Acquisition” has the meaning assigned thereto in Section 9.14(a).
“Real Estate Support Documents” means, with respect to any real property constituting Collateral, such commercially reasonable warehousemen and bailee letters, third party consents, intercreditor agreements, mortgagee title insurance policies (in amounts and with endorsements acceptable to the Administrative Agent), surveys, appraisals, environmental reports, flood hazard certifications and evidence of flood insurance (if such insurance is required by Applicable Law), leases, landlord waivers and such other mortgage-related documents as the Administrative Agent may reasonably request.
“Receivables Assets” shall mean any accounts receivable and lease receivables owed to the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale or lease of goods, all collateral securing such accounts receivable and lease receivables, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and lease receivables, all supporting obligations in respect of such accounts receivable and lease receivables, all proceeds of such accounts receivable and lease receivables and other assets (including contract rights) which are of the type customarily factored, sold, transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and lease receivables and which are sold, transferred or otherwise conveyed by the Borrower or a Subsidiary to a Special Purpose Receivables Subsidiary.
“Receivables Assets Net Investment” shall mean, on any date of determination, the aggregate cash amount paid by the lenders or purchasers under Permitted Receivables Financings to Special Purpose Receivables Subsidiaries in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents.
“Recipient” means: (a) the Administrative Agent; (b) any Lender; and (c) any Issuing Lender, as applicable.
“Refinancing” means the repayment in full of all Indebtedness (other than unasserted and contingent reimbursement and indemnity obligations) outstanding under: (a) the Existing Credit Agreement; and (b) the Target Credit Agreement.
“Register” has the meaning assigned thereto in Section 12.9(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
~~“Relevant Acquisition” has the meaning assigned thereto in Section 9.14(a).~~
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any

Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Restricted Payment” has the meaning assigned thereto in Section 9.6.
“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency; (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof; (c) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency; and (d) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.
“Revolving Credit Commitment” means: (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof; and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the ~~Closing~~Second Amendment Effective Date shall be $~~200,000,000.00~~315,000,000. The initial Revolving Credit Commitment of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(a). For the avoidance of doubt, the Additional Revolving Credit Commitments provided pursuant to the Second Amendment shall constitute Revolving Credit Commitments for all purposes under this Agreement and the other Loan Documents.
“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The initial Revolving Credit Commitment Percentage of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1(a).
“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment (or, if the Revolving Credit Commitment has been terminated, all of the Lenders having Revolving Credit Exposure). For the avoidance of doubt, the Additional Revolving Credit Lenders shall be Revolving Credit Lenders for all purposes under this Agreement and the other Loan Documents.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Maturity Date” means the earliest to occur of: (a) the date that is the fifth (5th) anniversary of the Closing Date (or, with respect to any Lender, such later date as requested by the Borrower pursuant to Section 5.16 and accepted by such Lender); (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5; and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Revolving Credit Outstandings” means the sum of: (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial, and any successor thereto.
“Same Day Funds” means: (a) with respect to disbursements and payments in Dollars, immediately available funds; and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means, at any time: (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other applicable sanctions authority; (b) any Person operating, organized or resident in a Sanctioned Country; or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other applicable sanctions authority.

“SEC” means the Unites States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment” means the Second Amendment to Credit Agreement, dated as of December 26, 2017, among the Borrower, the Subsidiary Guarantors party thereto, the Administrative Agent, and the Lenders party thereto.
“Second Amendment Effective Date” has the meaning assigned thereto in the Second Amendment.
“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party or any Subsidiary thereof and any Cash Management Bank~~; provided that the aggregate obligations of Non-Guarantor Subsidiaries in respect of~~ that has been designated as a “Secured Cash Management ~~Agreements and Secured Hedge Agreements shall not exceed $15,000,000 at any time~~Agreement” by written notice from the Borrower and the applicable Cash Management Bank to the Administrative Agent.
“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party or any Subsidiary thereof and any Hedge Bank~~; provided that the aggregate obligations of Non-Guarantor Subsidiaries in respect of Secured Hedge Agreements and Secured Cash Management Agreements shall not exceed $15,000,000 at any time.~~ that has been designated as a “Secured Hedge Agreement” by written notice from the Borrower and the applicable Hedge Bank to the Administrative Agent.
“Secured Obligations” means, collectively: (a) the Obligations; and (b) all existing or future payment and other obligations owing by any Credit Party or any Subsidiary thereof under: (i) any Secured Hedge Agreement (other than an Excluded Swap Obligation); and (ii) any Secured Cash Management Agreement~~; provided that the maximum amount of Secured Obligations in respect of obligations of Non-Guarantor Subsidiaries under Secured Hedge Agreements and Secured Cash Management Agreements shall not exceed $15,000,000 in the aggregate at any time.~~.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.
“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.
“Securitization” shall mean any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers Receivables Assets to a Special Purpose Receivables Subsidiary (and/or grants a security interest in such Receivables Assets transferred or purported to be transferred to such Special Purpose Receivables Subsidiary), and which Special Purpose Receivables Subsidiary finances the acquisition of such Receivables Assets (i) with cash, (ii) with the issuance to the Borrower or such Subsidiary of Seller’s Retained Interests or an increase in such Seller’s Retained Interests or (iii) with proceeds from the sale or collection of Receivables Assets.

“Security Documents” means the collective reference to the Collateral Agreement, the Mortgages, and each other agreement or writing pursuant to which any Credit Party pledges, grants or perfects, or purports to pledge, grant or perfect, a security interest in any Property or assets securing the Secured Obligations.
“Seller’s Retained Interest” shall mean the debt or equity interests held by the Borrower or any Subsidiary in a Special Purpose Receivables Subsidiary to which the Borrower or any Subsidiary has transferred Receivables Assets, including any such debt or equity received as consideration for or as a portion of the purchase price for the Receivables Assets transferred, or any other instrument through which the Borrower or any Subsidiary has rights to or receives distributions in respect of any residual or excess interest in the Receivables Assets.
“Sellers” means: (a) Aesynt Holdings, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands; and (b) Aesynt, Ltd., an exempted limited company incorporated under the laws of the Cayman Islands.
“Series” shall mean (i) when used with respect to the Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Credit Loans incurred pursuant to the Revolving Credit Commitments incurred on the Closing Date, (b) Lenders having Revolving Credit Loans or Revolving Credit Commitments extended pursuant an Extension Amendment and having the same maturity date, (c) Lenders having Initial Term Loans or Commitments to make Initial Term Loans with the same maturity date and (d) Lenders having such other Series of Term Loans or Term Loan Commitments extended pursuant to the same Extension Amendment and having the same maturity date, and (ii) when used with respect to Loans or Commitments, each of the following classes of Loans or Commitments: (a) Revolving Credit Loans incurred pursuant to the Revolving Credit Commitments incurred on the Closing Date, (b) Revolving Credit Loans or Revolving Credit Commitments extended pursuant to an Extension Amendment and having the same maturity date, (c) Initial Term Loans and Commitments to make Initial Term Loans with the same maturity date and (d) such other Series of Term Loans or Term Loan Commitments extended pursuant to the same Extension Amendment and having the same maturity date.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they become absolute and matured in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Receivables Subsidiary” shall mean a Person in which the Borrower or any Subsidiary makes an Investment and to which the Borrower or any Subsidiary sells, conveys, transfers or grants a security interest in Receivables Assets, which Person (i) engages in no other activities other than the purchase or acquisition of Receivables Assets for the limited purpose of effecting one or more Securitizations and related activities; (ii) does not have any Indebtedness that is guaranteed by or otherwise recourse to the Borrower or any Subsidiary or any of their respective assets or properties (other than pursuant to Standard Receivables Financing Undertakings); (iii) is not party to any contracts, agreements, arrangements or understanding with the Borrower or any of its Subsidiaries other than on terms that are no less favorable to the Borrower or such Subsidiary than those that might be obtained by the Borrower or such Subsidiary from a Person that is not an Affiliate of the Borrower as determined by the Borrower in good faith; (iv) with respect to which none of the Borrower or any of its Subsidiaries has any obligation to maintain such Person’s financial condition or cause such entity to achieve any specified level of operating results; and (v) is designated by the Borrower to the Administrative Agent in writing as a Special Purpose Receivables Subsidiary.
“Specified Acquisition Agreement Representation” means any representation made in the Aesynt Acquisition Agreement by Aesynt and/or any Seller or their Subsidiaries or Affiliates or with respect to Aesynt, its Subsidiaries or its businesses, that is material to the interests of the Lenders, but only if the breach of such representation or the failure of such representation to be accurate would allow the Borrower or any of its Subsidiaries that is party to the Aesynt Acquisition Agreement to terminate its respective obligations under the Aesynt Acquisition Agreement, or to otherwise decline to close the Aesynt Acquisition (in each case, determined without regard to any notice requirement under the Aesynt Acquisition Agreement).
“Specified Disposition” means any disposition or series of related dispositions of all or substantially all of the assets or Equity Interests of any Subsidiary of the Borrower or any division, business unit, product line or line of business for which Disposition Consideration exceeds $5,000,000.
“Specified Representations” means the representations and warranties of the Borrower and its Subsidiaries set forth in Sections 7.1(a) (solely with respect to the Credit Parties), 7.3 (solely with respect to the Credit Parties), 7.4(a) (solely with respect to the Credit Parties), 7.4(b) (solely with respect to the Credit Parties), 7.11, 7.12, 7.18, 7.21, 7.23 and 7.25 (with respect to the creation, perfection and validity of security interests) (except with respect to any security interest in any Collateral (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the Equity Interests required to be pledged under the Loan Documents (other than with respect to any Subsidiary not organized or incorporated in the United States or any state thereof and with respect to Aesynt and its Subsidiaries, to the extent that such stock certificates of Aesynt or its Subsidiaries are not received from Aesynt on or prior to the Closing Date) and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) that is not or cannot be perfected, or solely in the case of a security interest created under foreign law, provided, on the applicable closing date after the Borrower’s use of commercially reasonable efforts to do so).
“Specified Transactions” means: (a) any Specified Disposition; (b) any Permitted Acquisition; and (c) any incurrence of Indebtedness in respect of which the Borrower is required to be, by the terms of this Agreement, in Pro Forma Compliance with the financial covenants set forth in Section 9.14 (in the case of the Consolidated Total Leverage Ratio, as such level may be adjusted during a Consolidated Total Leverage Ratio Holiday, if applicable at such time).
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or any Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided further that such Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Standard Receivables Financing Undertakings” means representations, warranties, covenants (including customary repurchase obligations) and indemnities entered into by the Borrower or any Subsidiary which are customary for a seller or servicer of accounts receivable and lease receivables assets transferred in non-recourse receivables factoring, sales or securitization transactions.
“Subordinated Indebtedness” means the collective reference to any unsecured Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions satisfactory to the Administrative Agent.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower (other than Excluded Subsidiaries) in existence on the Closing Date or which become a party to the Guaranty Agreement pursuant to Section 8.14. For the avoidance of doubt, no Excluded Subsidiary shall be a Subsidiary Guarantor.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” means the lesser of: (a) $10,000,000.00; and (b) the Revolving Credit Commitment.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Target Credit Agreement” means that certain Credit Agreement, dated May 8, 2014, by and among Aesynt Holdings Coöperatief, U.A.; Aesynt Incorporated; TPG Specialty Lending, Inc., as administrative agent and lender; and Wells Fargo, as issuing bank and lender.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term Loan Commitment” means: (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Initial Term Loan to the account of the Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof; and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Lenders on the Closing Date shall be $200,000,000. The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1(a).
“Term Loan Facility” means the term loan facility established pursuant to Article IV.
“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.
“Term Loan Maturity Date” means the first to occur of (i) the date that is the fifth (5th) anniversary of the Closing Date (or, with respect to any Lender, such later date as requested by the Borrower pursuant to Section 5.16 and accepted by such Lender), and (ii) the date of acceleration of the Term Loans pursuant to Section 10.2(a).
“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans. The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1(a).
“Term Loans” means the Initial Term Loans and “Term Loan” means any of such Term Loans.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.
“Threshold Amount” means $10,000,000.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure, and outstanding Term Loans of such Lender at such time.
“Trade Date” has the meaning assigned thereto in Section 12.9(f)(i).
“Transaction Costs” means all transaction fees, charges and other amounts related to the Transactions, any issuance of Indebtedness permitted pursuant to Section 9.1 (other than the issuance of Indebtedness pursuant to this Agreement and the other Loan Documents), and, without duplication, any Permitted Acquisitions (including, without limitation, any financing fees (including any underwriting, commitment, arrangement, structuring or similar fees), merger and acquisition fees (including any investment banking or brokerage fees), legal fees and expenses, consulting and valuation fees, due diligence fees or any other fees and expenses in connection therewith).
“Transactions” means, collectively: (a) the Aesynt Acquisition; (b) the Refinancing; (c) the initial Extensions of Credit on the Closing Date; and (d) the payment of the Transaction Costs incurred in connection with the foregoing.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“United States” means the United States of America.
“Unrestricted Cash” means all Cash and Cash Equivalents of the Borrower and the other Credit Parties as of such date that is held in an account subject to a control agreement in favor of the Administrative Agent and is not restricted from being applied to repay the Obligations.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-

Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Withholding Agent” means any Credit Party and the Administrative Agent.
SECTION 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) the word “or” shall not be exclusive, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
SECTION 1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and operating and capital leases will be treated in a manner consistent with their treatment under GAAP as in effect on December 31, 2014, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement or interpretation of a covenant set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, requirement or covenant shall continue to be computed or interpreted, as applicable, in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4    UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
SECTION 1.5    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.6    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the Food Drug and Cosmetic Act, the HIPAA, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940 or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.7    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
SECTION 1.8    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).
SECTION 1.9    Guarantees. Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.
SECTION 1.10    Covenant Compliance Generally. For purposes of determining compliance under Section 9.1, Section 9.2, Section 9.3, Section 9.5 and Section 9.6, any amount in a currency other than Dollars will be converted to Dollars based on the relevant currency exchange rate in effect on the date of the applicable transaction for which compliance is being determined. Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.
SECTION 1.11    Exchange Rates; Currency Alternatives.

(a)    The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letters of Credit and L/C Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder or calculating compliance under Section 9.1, Section 9.2, Section 9.3, Section 9.5 and Section 9.6 or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for the purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or any Issuing Lender, as applicable.
(b)    Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.
SECTION 1.12    Alternative Currencies.
(a)    The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars, and each such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Lender.
(b)    Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Letter of Credit issuance (or such other time or date as may be agreed by the Administrative Agent and the applicable Issuing Lender, in its or their sole discretion). The Administrative Agent shall promptly notify the applicable Issuing Lender thereof. The applicable Issuing Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of the issuance of Letters of Credit in such requested currency.
(c)    Any failure by the applicable Issuing Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Lender to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the applicable Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an alternative currency under this Section 1.12, the Administrative Agent shall promptly so notify the Borrower.
ARTICLE II

REVOLVING CREDIT FACILITY
SECTION 2.1    Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date to, but not including, the Revolving

Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided that: (a) the Revolving Credit Outstandings shall not exceed the aggregate Revolving Credit Commitments; and (c) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.
SECTION 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 6.2(d) of this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided that: (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment; and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.
(b)    Refunding.
(i)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. Subject to Section 5.15(a)(iv), no Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
(ii)    The Borrower shall pay to the Swingline Lender on demand in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the

Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.
(iii)    If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount not later than 1:00 p.m. on the day specified in such notice. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will promptly distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iv)    Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section  2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(v)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2 by the time specified in this Section 2.2, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(c)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
SECTION 2.3    Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; provided that if the Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve (12) months in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such borrowing, whereupon the Administrative Agent shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender (so long as, in respect of Base Rate Loans, the Administrative Agent has provided such Revolving Credit Lender with a copy of the Notice of Borrowing by no later than 11:00 a.m. on the proposed borrowing date) will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Administrative Agent will make such Loans available to the Borrower (and the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section) in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4    Repayment and Prepayment of Revolving Credit and Swingline Loans.
(a)    Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of: (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date; and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.
(b)    Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, such portions of the Extensions of Credit which equals the amount of such excess with each such repayment applied: first, to the principal amount of outstanding Swingline Loans; second to the principal amount of outstanding Revolving Credit Loans; and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).
(c)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as the prepayment of each Base Rate Loan and each Swingline Loan (or such later time as approved by the Administrative Agent) and (ii) at least three (3) Business Days before the prepayment of each LIBOR Rate Loan (or such later time as approved by the Administrative Agent), specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans, and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of a Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions or events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be satisfied shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(d)    Prepayment of Excess Proceeds. In the event proceeds remain after the prepayments of Term Loan Facility pursuant to Section 4.4(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.4(b) to prepay the outstanding principal amount of the Revolving Credit Loans, without a corresponding reduction of the Revolving Credit Commitment, with remaining proceeds, if any, refunded to the Borrower.
(e)    Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(f)    Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.
SECTION 2.5    Permanent Reduction of the Revolving Credit Commitment.
(a)    Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty: (i) the entire Revolving Credit Commitment at any time; or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions or events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be satisfied shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(b)    Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.
SECTION 2.6    Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.
ARTICLE III

LETTER OF CREDIT FACILITY
SECTION 3.1    L/C Facility.
(a)    Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 6.2(d) and Section 6.2(e), each Issuing Lender, in reliance on the representations and warranties set forth in the Agreement and the other Loan Documents and on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit, in an aggregate amount not to exceed its L/C Commitment, for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof on any Business Day from the Closing Date to, but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date, in such form as may be approved from time to time by the applicable Issuing Lender; provided that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance: (a) the L/C Obligations would exceed the L/C Sublimit; (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment; or (c) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment.
(b)    Form and Amount. Each Letter of Credit shall: (i) be denominated in Dollars or in an Alternative Currency in a minimum amount agreed to by the Issuing Lender; (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business; (iii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date; and (iv) be subject to the ISP98 as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York.
(c)    Restrictions on Issuance. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it; or (ii) the conditions set forth in Section 6.2 are not satisfied. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.
(d)    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.
SECTION 3.2    Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the Administrative

Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.
SECTION 3.3    Commissions and Other Charges.
(a)    Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, in Dollars, a letter of credit commission with respect to each Letter of Credit in the amount equal to the Dollar Equivalent of the daily amount available to be drawn under such standby Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.
(b)    Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account and in Dollars, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender as set forth in the Fee Letter executed by such Issuing Lender. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender.
(c)    Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender in Dollars for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.
SECTION 3.4    L/C Participations.
(a)    Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand, in Dollars, at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the Dollar Equivalent of the amount of such draft, or any part thereof, which is not so reimbursed.
(b)    Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of: (i) such amount; times (ii) the Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender; times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.
(c)    Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will promptly distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall promptly return in Dollars to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.
(d)    Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section  3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) with respect to the obligation to purchase participating interests pursuant to Section 3.4(a), the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
SECTION 3.5    Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, in Dollars, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid by it under any Letter of Credit for the Dollar Equivalent of the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the Dollar Equivalent of the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and, subject to satisfaction or waiver of the conditions specified in Section 6.02, the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a), except for the failure to satisfy any of the conditions specified in Section 6.02 which have not been waived. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.
SECTION 3.6    Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Any Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.
SECTION 3.7    Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.
SECTION 3.8    Resignation of Issuing Lenders.
(a)    Any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent).
(b)    Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.
SECTION 3.9    Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then: (a) on the last Business Day of each calendar month; (b) on each date that a Letter of Credit is amended, terminated or otherwise expires; (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended; and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.
SECTION 3.10    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
ARTICLE IV

TERM LOAN FACILITY
SECTION 4.1    Initial Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.
SECTION 4.2    Procedure for Advance of Term Loan.
(a)    Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date (or such later time as approved by the Administrative Agent) requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date (or such later time as approved by the Administrative Agent), that the Lenders make the Initial Term Loan as a

LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.
SECTION 4.3    Repayment of Term Loans.
(a)    Initial Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each of March, June, September and December of each calendar year, commencing with the first full quarter ending after the Closing Date, as set forth below (except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof):

PAYMENT DATE	PRINCIPAL INSTALLMENT ($)
June 30, 2016	$2,500,000.00
September 30, 2016	$2,500,000.00
December 31, 2016	$2,500,000.00
March 31, 2017	$2,500,000.00
June 30, 2017	$2,500,000.00
September 30, 2017	$2,500,000.00
December 31, 2017	$2,500,000.00
March 31, 2018	$2,500,000.00
June 30, 2018	$5,000,000.00
September 30, 2018	$5,000,000.00
December 31, 2018	$5,000,000.00
March 31, 2019	$5,000,000.00
June 30, 2019	$5,000,000.00
September 30, 2019	$5,000,000.00
December 31, 2019	$5,000,000.00
March 31, 2020	$5,000,000.00
June 30, 2020	$7,500,000.00
September 30, 2020	$7,500,000.00
December 31, 2020	$7,500,000.00
Term Loan Maturity Date	Remaining outstanding principal balance

If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

SECTION 4.4    Prepayments of Term Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty (except as set forth in Section 5.9), to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m.: (i) on the same Business Day with respect to each Base Rate Loan (or such later time as approved by the Administrative Agent); and (ii) at least three (3) Business Days before with respect to each LIBOR Rate Loan (or such later time as approved by the Administrative Agent), specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, as directed by the Borrower, to the outstanding principal installments of any Series of Term Loans. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions or events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be satisfied shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).
(b)    Mandatory Prepayments.
(i)    Debt Issuances. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not otherwise permitted pursuant to Section 9.1. Such prepayment shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.
(ii)    Asset Dispositions and Insurance and Condemnation Events. Subject to Section 4.4(b)(iv), the Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from: (A) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a), (b), (c), (d), (f), (g), (h), (i), (j), (k), (l) and (m) of Section 9.5); or (B) any Insurance and Condemnation Event; provided that, (1) no mandatory prepayment shall be required under this clause (ii) with respect to any individual or series of related Asset Dispositions or Insurance and Condemnation Events that results in Net Cash Proceeds not in excess of $5,000,000 for such single event or series of related events and (2) no mandatory prepayment shall be required in any Fiscal Year pursuant to this clause (ii) until the date on which the Net Cash Proceeds required to be applied as mandatory prepayments pursuant to this clause (ii) in such Fiscal Year shall exceed $10,000,000 (and thereafter only Net Cash Proceeds in excess of such amount shall be required to be applied to mandatory prepayments pursuant to this clause (ii)). Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Default or Event of Default has occurred and is continuing at the time of receipt of such Net Cash Proceeds, no prepayment shall be required under this Section 4.4(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 4.4(b)(iii) ; provided, however, that any Lender may elect in its sole discretion, by delivering a written notice to the Administrative Agent promptly after receiving notice from the Administrative Agent of any such prepayment pursuant to this Section 4.4(b)(ii), to forego its ratable portion of any such prepayment, in which case such declined portion of the prepayment may be retained by the Borrower.
(iii)    Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Insurance and Condemnation Event by any Credit Party of any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 4.4(b)(ii)), at the option of the Borrower, the Credit Parties or any of their Subsidiaries may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Credit Parties and their Subsidiaries within: (x) twelve (12) months following receipt of such Net Cash Proceeds; or (y) if such Credit Party or Subsidiary, within twelve (12) months following receipt of such Net Cash Proceeds, enters into a bona fide commitment to reinvest such Net Cash Proceeds, within eighteen (18) months following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds have not been so reinvested within such twelve (12) months or eighteen (18) months, as applicable, an amount equal to such Net Cash Proceeds that have not been so reinvested shall be applied to the repayment of the Loans pursuant to Section 4.4(b) within three (3) Business Days after the end of such twelve (12) twelve months or eighteen (18) months, as applicable.  Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.
(iv)    Restriction on Mandatory Prepayments. Notwithstanding any other provision of this Section 4.4(b), to the extent that any or all of the Net Cash Proceeds of a Foreign Disposition or the Net Cash Proceeds of any Foreign Casualty Event is prohibited or delayed by applicable local law or organizational document restrictions (including financial assistance, corporate benefit, restrictions on dividends and the fiduciary and statutory duties of directors of the applicable Foreign Subsidiaries and as a result of minority ownership in the applicable Foreign Subsidiaries) from being repatriated to the United States, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to make a prepayment of the Loans at the time provided in this Section 4.4(b). Instead, such amounts may be retained so long as, but only so long as, the applicable local law or organizational document restriction will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary for a period of one year after the occurrence of the applicable Foreign Disposition or Foreign Casualty Event to promptly take all commercially reasonable actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 4.4(b). In addition, notwithstanding any other provision of this Section 4.4(b), to the extent the Borrower has reasonably determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition or any Foreign Casualty Event would have an adverse tax consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation), then, to the extent that such adverse tax consequence is not directly attributable to actions taken by the Borrower or any of its Subsidiaries with the intent of avoiding or reducing any mandatory prepayment otherwise required, the Borrower shall not be required to make a prepayment with an amount equal to such portion of Net Cash Proceeds as required pursuant to this Section 4.4(b). Instead, such amounts may be retained so long as, but only so long as, repatriation of the Net Cash Proceeds would have an adverse tax consequence (the Borrower hereby agreeing to use commercially reasonable efforts for a period of one year after such Foreign Disposition or Foreign Casualty Event to reduce or eliminate such adverse tax consequence) and once such repatriation would not have an adverse tax consequence, an amount equal to such Net Cash Proceeds will be promptly (and in any event not later than three (3) Business Days after such repatriation would not have an adverse tax consequence) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 4.4(b). Notwithstanding the foregoing, (i) the Borrower agrees to use commercially reasonable efforts for a period of one year after the occurrence of the applicable Foreign Disposition or Foreign Casualty Event to use other cash resources of the Borrower and its Subsidiaries (subject to the limitations set forth in this clause (iv)) to make any such mandatory prepayment required by this Section 4.4(b) and (ii) the limitations on the Borrower's obligation to make mandatory prepayments provided by this clause (iv) shall only apply if at the time a mandatory prepayment would otherwise be required due to such Foreign Disposition or Foreign Casualty Event, the Consolidated Total Leverage Ratio, calculated on a Pro Forma Basis as of the most recently ended fiscal quarter for which financial statements are required to have been delivered pursuant to Section 8.1(a) or (b), is less than 2.50 to 1.00.
(v)    Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) and (ii) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Loans under this Section shall be applied as follows: first, ratably between each Series of Term Loans (unless otherwise agreed by the Lenders of the applicable Series of Term Loans (provided that in no event shall the Initial Term Loans receive less than their ratable share)) to reduce in inverse order of maturity the remaining scheduled principal installments of each such Series pursuant to Section 4.3; and second, to the extent of any excess, to repay the Revolving Credit Loans pursuant to Section 2.4(d), without a corresponding reduction in the Revolving Credit Commitment.
(vi)    Prepayment of LIBOR Rate Loans. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required to be made under this Section 4.4(b) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 4.4(b) in respect of any such LIBOR Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 4.4(b).  Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the relevant provisions of this Section 4.4(b).
(vii)    No Reborrowings. Amounts applied to the repayment or prepayment of the Term Loans pursuant to this Section may not be reborrowed.
ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower: (i) Revolving Credit Loans and the Term Loans shall bear interest at: (A) the Base Rate plus the Applicable Margin; or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve month Interest Period) after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement); and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.
(b)    Default Rate. Subject to Section 10.3: (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 10.1(a), (b), (h) or (i); or (ii) at the election of the Required Lenders (or of the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default: (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit; (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans; (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document; and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing with the last Business Day of the first calendar quarter ending after the Closing Date; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option: (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate; or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
SECTION 5.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to: (a) convert at any time following the third (3rd) Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $100,000 in excess thereof into one or more LIBOR Rate Loans; and (b) upon the expiration of any Interest Period: (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans); or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying: (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor; (B) the effective date of such conversion or continuation (which shall be a Business Day); (C) the principal amount of such Loans to be converted or continued; and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided that if the Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them; provided, further, that the Notice of Borrowing with respect to the Loans to be borrowed on the Closing Date may be in such form and may be delivered on such shorter notice as may be agreed by the Administrative Agent. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be continued as a LIBOR Rate Loan and will be deemed to have the same Interest Period as was then in effect prior to the expiration of the previous Interest Period during which the Borrower failed to give a timely Notice of Conversion/Continuation. Any such automatic continuation of a LIBOR Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 5.3    Fees.
(a)    Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”), at a rate per annum equal to the applicable amount for Commitment Fees set forth in the definition of “Applicable Margin”, on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) on the last Business Day of each calendar quarter during the term of this Agreement commencing with the last Business Day of the first calendar quarter ending after the Closing Date and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving

Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.
(b)    Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.
SECTION 5.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received: (i) after 2:00 p.m., in the case of payments in Dollars; or (ii) after the Applicable Time specified by Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii). If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.
SECTION 5.5    Evidence of Indebtedness.
(a)    Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 5.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 5.9, Section 5.10, Section 5.11 or Section 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall: (a) notify the Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(ii)    the provisions of this paragraph shall not be construed to apply to: (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution); (B) the application of Cash Collateral provided for in Section 5.14; or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7    Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender: (i) in the case of Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing; and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at: (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(c)    Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit or pay any other amounts hereunder are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower or of any other amount hereunder shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date or of such other amount hereunder on the applicable payment date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date or of such other amount available on the applicable payment date.
SECTION 5.8    Changed Circumstances.
(a)    Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason: (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan; (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan; or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either: (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
(b)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist: (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans; and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
SECTION 5.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan: (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan; (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation; or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (whether for capital adequacy or liquidity or otherwise), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than: (A) Indemnified Taxes; (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes”; and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.

The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 5.11    Taxes.
(a)    Defined Terms. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender and each Issuing Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for: (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so); (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d)

relating to the maintenance of a Participant Register; and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e). Any amounts set off and applied by the Administrative Agent pursuant to the preceding sentence in respect of amounts paid by the Borrower shall be treated as having been paid by the Borrower for purposes of the Loan Documents. The agreements in this paragraph (e) shall survive the resignation and/or replacement of the Administrative Agent.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(B), (ii)(C) and (ii)(E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    The Administrative Agent, and any successor Administrative Agent that is a U.S. Person, shall deliver an executed IRS Form W-9 to the Borrower on or prior to the date the Administrative Agent becomes a party hereto and any successor Administrative Agent that is not a U.S. Person shall, to the extent it is legally entitled to do so, provide to the Borrower any and all forms described in Section 5.11(g)(ii)(C) and Section 5.11(g)(ii)(D) below;
(B)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party: (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code: (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”); and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner of payments made to it, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(D)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(E)    if a payment made to a Recipient under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it is entitled and for which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (h) (plus any interest imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority and the requirement to repay such refund to such Governmental Authority is not due to the indemnified party’s failure to file a timely and accurate form or certification or timely update such form for certification as required pursuant to Section 5.11(g). Notwithstanding anything to the contrary in this clause (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (h) if: (i) payment of the additional amounts pursuant to this Section 5.11 are not due to the indemnified party’s failure to file a timely and accurate form or certification or timely update such form or certification as required pursuant to Section 5.11(g); and (ii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Tax Reporting Cooperation. The Administrative Agent shall, to the extent such information is in its possession, provide the information reasonably requested by the Borrower for the purpose of complying with the requirements of Treasury Regulations Section 1.1273-2(f)(9) to the extent such regulation is applicable to any Loan made pursuant to this Agreement.

(j)    Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 5.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment: (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future; and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents (or in the case of a Non-Consenting Lender, all of such interests, rights and obligations with respect to the Series or Class of Loans or Commitments that is the subject of the related consent, waiver, amendment, modification or termination) to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 5.13    [Reserved].
SECTION 5.14    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Additionally, if the Administrative Agent notifies the Borrower at any time that the L/C Obligations at such time exceeds 102% of the L/C Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the L/C Obligations in an amount not less than the amount by which the L/C Obligations exceeds the L/C Sublimit.
(a)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to Section 5.15(b). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 5.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)

(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.
(C)    With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall: (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below; (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender; and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law: (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure; and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the

Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 5.16    Amend and Extend Transactions.
(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Series of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall: (i) set forth the amount of the applicable Series of Revolving Credit Commitments and/or Term Loans that will be subject to the Extension (which shall be in minimum increments of $10,000,000 and a minimum amount of $50,000,000); (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten (10) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)); (iii) identify the relevant Series of Revolving Credit Commitments and/or Term Loans to which such Extension relates; and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Extension, which amendments or modifications shall apply only to the applicable Extended Revolving Credit Commitments or Extended Term Loans and shall comply with Section 5.16(c). Each Lender of the applicable Series shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Series pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Term Loans, as applicable, of Lenders of the applicable Series shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer. Each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended pursuant to this Section 5.16, as well as the Term Loans and the Revolving Credit Commitments made on the Closing Date (in each case not so extended), shall be deemed a separate Series; any Extended Term Loans shall constitute a separate Series of Term Loans from the Series of Term Loans from which they were converted; and any Extended Revolving Credit Commitments shall constitute a separate Series of Revolving Credit Commitments from the Series of Revolving Credit Commitments from which they were converted.
(b)    The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension; (ii) the representations and warranties set forth in Article VII and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation or warranty shall be true and correct in all respects) on and as of the effective date of such Extension; (iii) the Issuing Lender and the Swingline Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period; and (iv) the terms of such Extended Revolving Credit Commitments and Extended Term Loans shall comply with paragraph (c) of this Section.
(c)    The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Series of Extended Revolving Credit Commitments or Series of Extended Term Loans shall be no earlier than the Revolving Credit Maturity Date or the Term Loan Maturity Date for the applicable Series, respectively; (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the average life to maturity of any Series of Extended Term Loans shall be no shorter than the remaining average life to maturity of each existing Series of Term Loans; (iii) the Extended Revolving Credit Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Guarantors with respect to the existing Revolving Credit Loans or Term Loans, as applicable; (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Series of Extended Revolving Credit Commitment (and the Extended Revolving Credit Loans thereunder) and any Series of Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders; (v)(A) any Series of Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Series of Term Loans and (B) borrowing and prepayment of Extended Revolving Credit Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other Revolving Credit Loans or Revolving Credit Commitments (except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Series on a better than a pro rata basis as compared to any other Series with a later maturity date than such Series); and (vi) the terms of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above and for terms applicable only after the Revolving Credit Maturity Date (in the case of Extended Revolving Credit Commitments) or the Latest Maturity Date (in the case of Extended Term Loans)).
(d)    In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver or cause to be delivered to the Administrative Agent an Extension Amendment and such other documentation (including, without limitation, supplements or amendments to the Security Documents, customary legal opinions, officer's certificates and resolutions duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Extension) as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Term Loans as a new Series of Revolving Credit Commitments or Term Loans, as applicable, and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Series (including to preserve the pro rata treatment of the extended and non-extended Series and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this section.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING
SECTION 6.1    Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders (and the Issuing Lenders) to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby), the Security Documents and the Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Borrower certifying to the effect that:
(A)    (1) all Specified Representations of the Credit Parties are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) and (2) each of the Specified Acquisition Agreement Representations are true and correct, but only to the extent that the Borrower and any of its Subsidiaries that is a party to the Aesynt Acquisition Agreement have the right to terminate its respective obligations under the Aesynt Acquisition Agreement or otherwise decline to close the Aesynt Acquisition as a result of a breach of any such representations and warranties or any such representations and warranties not being accurate (in each case, determined without regard to any notice requirement under the Aesynt Acquisition Agreement);
(B)    since the date of the Aesynt Acquisition Agreement, there shall not have occurred a “Material Adverse Effect” (as defined in the Aesynt Acquisition Agreement); and
(C)    each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 6.1 (subject to the penultimate paragraph of Section 6.1) and Section 6.2(a)(i) hereof.
(ii)    Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of: (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable; (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date; (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.
(iv)    Opinions of Counsel. Customary and reasonably satisfactory opinions of counsel to the Credit Parties (including opinions of local counsel to the Credit Parties as may be reasonably requested by the Administrative Agent) addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents, and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).
(c)    Personal Property Collateral.
(i)    Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).
(ii)    Pledged Collateral. The Administrative Agent shall have received: (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof; and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.
(iii)    Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy, tax and intellectual property matters), made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such Credit Party, indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens and Liens to be released on the Closing Date).
(iv)    Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (and mortgagee, as applicable) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.

(v)    Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate with respect to the Credit Parties dated the Closing Date and duly executed by a Responsible Officer of each Credit Party.
(vi)    Other Collateral Documentation. The Administrative Agent shall have received any documents required by the terms of the Security Documents to evidence its security interest in the Collateral (including, without limitation, any Control Agreements and filings evidencing a security interest in any intellectual property included in the Collateral).
(d)    [Intentionally Omitted].
(e)    Financial Matters.
(i)    Financial Statements Excluding Aesynt and its Subsidiaries. The Administrative Agent shall have received: (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries (other than Aesynt and its Subsidiaries) and the related audited Consolidated statements of income, stockholder’s equity, and cash flows, for the three (3) most recently completed Fiscal Years ending at least ninety (90) days prior to the Closing Date; and (B) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries (other than Aesynt and its Subsidiaries) and related unaudited Consolidated statements of income and cash flows for each interim fiscal quarter (other than the fourth fiscal quarter) ended since the date of the last audited Consolidated balance sheets and related statements of income, stockholder’s equity, and cash flows, but prior to the date that is forty-five (45) days prior to the Closing Date.
(ii)    Financial Statements of Aesynt and its Subsidiaries. The Administrative Agent shall have received: (A) the audited Consolidated balance sheet of Aesynt and its Subsidiaries and the related audited Consolidated statements of income, member’s equity, and cash flows for: (I) the period from September 24, 2013 to March 31, 2014; (II) Aesynt’s fiscal year ended March 31, 2015; and (III) each completed fiscal year of Aesynt ending after October 29, 2015 (which shall include the fiscal year ended March 31, 2016 if the end of Aesynt’s fiscal year is not changed to September 30 by the Closing Date), but prior to the date that is ninety (90) days prior to the Closing Date; and (B) the unaudited Consolidated balance sheet of Aesynt and its Subsidiaries and related unaudited Consolidated statements of income and cash flows for the six (6) month period ending on September 30, 2015 and for each fiscal quarter thereafter that ends after the date of the last audited Consolidated balance sheets and related statements of income, member’s equity, and cash flows, but prior to the date that is forty-five (45) days prior to the Closing Date.
(iii)     Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma Consolidated balance sheet and pro forma Consolidated statement of income for the Borrower and its Subsidiaries as of, and for, the four (4) fiscal quarter period ending on the last day of the most recently completed fiscal quarter of the Borrower for which financial information is provided to the Administrative Agent pursuant to Section 6.1(e)(i) and Section 6.1(e)(ii), calculated on a pro forma basis after giving effect to the Transactions (in accordance with Regulation S-X under the Securities Act of 1933, as amended, other than with respect to the valuation of the property of Aesynt and its Subsidiaries and any purchase price allocations under ASC 805, Business Combinations, but including other adjustments reasonably acceptable to the Arranger) as if the Transactions had occurred on the last day of such four (4) fiscal quarter period (in the case of such consolidated balance sheet) or at the beginning of such four (4) fiscal quarter period (in the case of such other financial statements).

(iv)    Financial Projections. The Administrative Agent shall have received projections prepared by management of the Borrower of balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a Consolidated basis prepared on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of the Credit Facility.
(v)    Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in substantially the form attached hereto as Exhibit I and certified as accurate by the chief financial officer of the Borrower (or by another officer with equivalent duties), stating that, after giving pro forma effect to the Transactions, the Borrower and its Subsidiaries (on a consolidated basis) are Solvent.
(vi)    Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing: (A) to the Administrative Agent, the Arranger and the Lenders, the fees set forth or referenced in Section 5.3 and any other accrued and unpaid fees or commissions due hereunder; and (B) all reasonable and documented fees and expenses of counsel to the Administrative Agent and the Arranger (directly to such counsel if requested by the Administrative Agent or the Arranger) to the extent the Borrower has received an invoice for such fees and expenses at least one (1) Business Day prior to the Closing Date.
(f)    Miscellaneous.
(i)    Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on the Closing Date are to be disbursed.
(ii)    Existing Indebtedness/Refinancing. The Refinancing shall have been consummated prior to, or substantially simultaneously with, the initial Credit Extension on the Closing Date, and the Administrative Agent shall have received customary payoff letters in connection with the Refinancing confirming that either: (A) all Indebtedness under the Existing Credit Agreement and the Target Credit Agreement has been fully repaid, all commitments under the Existing Credit Agreement and Target Credit Agreement have been terminated and cancelled, and all Liens granted pursuant to or in connection with the Existing Credit Agreement or the Target Credit Agreement have been terminated and released; or (B) upon receipt by the lenders (or their representative) under the Existing Credit Agreement and/or the lenders (or their representative) under the Target Credit Agreement of a specified dollar amount, respectively, on the Closing Date, all Indebtedness under the Existing Credit Agreement and the Target Credit Agreement will be fully repaid, all commitments under the Existing Credit Agreement and Target Credit Agreement will be terminated and cancelled, and all Liens granted pursuant to or in connection with the Existing Credit Agreement or the Target Credit Agreement will be terminated and released. All other existing Indebtedness of the Borrower and its Subsidiaries (excluding Indebtedness permitted pursuant to Section 9.1) shall be repaid in full, all commitments (if any) in respect thereof shall have been terminated and all guarantees therefor and security therefor shall be released, and the Administrative Agent shall have received pay-off letters in form and substance satisfactory to it evidencing such repayment, termination and release.
(iii)    PATRIOT Act, etc. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders, at least three (3) Business Days prior to the Closing Date, all documentation and other information that has been reasonably requested by the Administrative Agent or the Arranger in writing at least seven (7) Business Days prior to the Closing

Date, in order to comply with requirements of the PATRIOT Act and applicable “know your customer” and anti-money laundering rules and regulations.
(iv)    Aesynt Acquisition Agreement. Substantially concurrently with the initial funding of the Credit Facility hereunder, the Aesynt Acquisition shall have been consummated in accordance with the Aesynt Acquisition Agreement in all material respects without giving effect to any waiver, modifications, or consent thereunder that is materially adverse to the interests of the Lenders (it being understood that, without limitation: (I) any change: in the amount of the purchase price under the Aesynt Acquisition Agreement in excess of 10%; in the form of the purchase price under the Aesynt Acquisition Agreement; in the third party beneficiary rights of the Arranger, the Administrative Agent, or the Lenders under the Aesynt Acquisition Agreement; or in the governing law of the Aesynt Acquisition Agreement; (II) any modification to the definition of “Material Adverse Effect” in the Aesynt Acquisition Agreement; or (III) any agreement by the Borrower, Aesynt, or any of their respective Subsidiaries to dispose of, divest, or transfer any assets, or to hold separate any assets or operations (either before or after the Closing Date), or commit to do any of the foregoing, in each case under this clause (III) to comply with an “Antitrust Restraint” (as defined in the Aesynt Acquisition Agreement) imposed by the Federal Trade Commission or the United States Department of Justice, shall be deemed to be a modification or consent that is materially adverse to the interests of the Lenders).
(v)    Minimum Liquidity. After giving effect to the Transactions on the Closing Date, the sum of Unrestricted Cash and amounts available to be drawn under the Revolving Credit Facility shall not be less than $50.0 million.
Notwithstanding anything to the contrary in clauses (a), (c) or (d) above, to the extent any security interest in any Collateral (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the Equity Interests required to be pledged pursuant to the Loan Documents (other than with respect to any Subsidiary not organized or incorporated in the United States or any state thereof and with respect to Aesynt and its Subsidiaries, to the extent that such stock certificates of Aesynt or its Subsidiaries are not received from Aesynt on or prior to the Closing Date) and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected or, solely in the case of any security interest created under foreign law, provided, on the Closing Date after the Borrower's use of commercially reasonable efforts to do so, then the perfection or provision, as the case may be, of such security interests shall not constitute a condition precedent to the availability of the initial Loans and Letters of Credit on the Closing Date, but instead shall be required to be perfected within 75 days after the Closing Date (or such later date as agreed by the Administrative Agent) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower acting reasonably.
Without limiting the generality of the provisions of Section 11.4, for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 6.2    Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan, and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:
(a)    Continuation of Representations and Warranties.
(i)    In the case of the initial Extension of Credit on the Closing Date hereunder, (1) the Specified Representations of the Credit Parties are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects) and (2) each of the Specified Acquisition Agreement Representations are true and correct, but only to the extent that the Borrower and any of its Subsidiaries that is a party to the Aesynt Acquisition Agreement have the right to terminate its respective obligations under the Aesynt Acquisition Agreement or otherwise decline to close the Aesynt Acquisition as a result of a breach of any such representations and warranties or any such representations and warranties not being accurate (in each case, determined without regard to any notice requirement under the Aesynt Acquisition Agreement); and
(ii)    in the case of each other Extension of Credit hereunder, the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, continuation, conversion, issuance, increase or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)    No Existing Default. With respect to any Extension of Credit occurring after the initial Extension of Credit made on the Closing Date, no Default or Event of Default shall have occurred and be continuing: (i) on the borrowing, continuation, or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date; or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing, Letter of Credit Application, or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.3(a), Section 3.2, Section 4.2, or Section 5.2, as applicable.
(d)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender: (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan; and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(e)    Letters of Credit in Alternative Currencies. In the case of an Extension of Credit consisting of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Administrative Agent and the Issuing Lender would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Credit Parties hereby represent and warrant to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:
SECTION 7.1    Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof: (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or formation; (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted; and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 7.1 of the Disclosure Letter.
SECTION 7.2    Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2 of the Disclosure Letter, including its designation as an Excluded Subsidiary, if applicable. As of the Closing Date, the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2 of the Disclosure Letter. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2 of the Disclosure Letter. The shareholders or other owners, as applicable, of each Credit Party (other than the Borrower) and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 7.2 of the Disclosure Letter. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party (other than the Borrower) or any Subsidiary thereof, except as described on Schedule 7.2 of the Disclosure Letter.
SECTION 7.3    Authorization; Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 7.4    Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party in accordance with their respective terms, the Extensions of Credit hereunder, and the transactions contemplated hereby or thereby, do not and will not, by the passage of time, the giving of notice or otherwise: (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof; (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens; or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than: (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) consents or filings under the UCC; (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office; and (iv) Mortgage filings with the applicable county recording office or register of deeds.
SECTION 7.5    Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof: (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business as currently being conducted, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding; (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties; and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case of clause (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.
SECTION 7.6    Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all income and other federal, state, local and other Tax returns required by Applicable Law to be filed, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and has paid, or made adequate provision for the payment of, all income and other federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and except to the extent that failure do so could not reasonably be expected to have a Material Adverse Effect). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 7.6 of the Disclosure Letter, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.
SECTION 7.7    Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns, licenses, or otherwise possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights and other rights with respect to the foregoing which are reasonably necessary to conduct its business as currently conducted. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such material rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.8    Health Care Regulatory Matters.
(a)    The products of each Credit Party and each of its Subsidiaries that are subject to the regulations of the FDA (or similar Applicable Laws of other Governmental Authorities in any domestic or foreign jurisdiction) are in compliance with all applicable requirements of the FDA (and of all corresponding state, local and foreign Applicable Laws of other Governmental Authorities), except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Subsidiaries has received any written notice from the FDA (or from any other applicable Governmental Authority) alleging any material violation by a Credit Party or any of its Subsidiaries of any Applicable Law with respect to any product of any Credit Party or any of its Subsidiaries.
(b)    To the extent applicable to any Credit Party or any of its Subsidiaries and for so long as: (i) any Credit Party or any of its Subsidiaries is a “covered entity” as defined in 45 C.F.R. § 160.103; (ii) any Credit Party or any of its Subsidiaries is a “business associate” as defined in 45 C.F.R. § 160.103; (iii) any Credit Party is subject to or covered by the HIPAA Administrative Requirements codified at 45 C.F.R. Parts 160 & 162 and/or the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 & 164; and/or (iv) any Credit Party or any of its Subsidiaries sponsors any “group health plans” as defined in 45 C.F.R. § 160.103, such Credit Party or such Subsidiary is in compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA and any comparable state laws, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no breach or potential breach has occurred with respect to any unsecured protected health information, as such term is defined in 45 C.F.R. § 160.103, maintained by or for Credit Party or any of its Subsidiaries, and (ii) no information security or privacy breach event has occurred that would require notification under any comparable state laws.
SECTION 7.9    Environmental Matters. Except as disclosed on Schedule 7.9 of the Disclosure Letter or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the properties owned, leased or operated by the Borrower or any Subsidiary, now contain, or to the knowledge of the Borrower have previously contained, stored, treated, used, or disposed or arranged for the disposal of (at any location), any Hazardous Materials in amounts or concentrations which could reasonably be expected to result in any liability under, or violation of, any applicable Environmental Laws. Except as disclosed on Schedule 7.9 of the Disclosure Letter or as , individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any of its Subsidiaries has assumed, by contract or operation of law, any material liability of any third party arising under any applicable Environmental Laws. The Borrower and each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, in all material respects with all applicable Environmental Laws, including, without limitation, any permits issued or required thereunder. Borrower and its Subsidiaries currently hold, and at all relevant times have held, all material permits required under applicable Environmental Laws, and all such material permits are valid and in full force and effect, and not subject to any pending or, to the knowledge of Borrower, threatened proceeds that could reasonably be expected lead to any suspension, modification, termination or revocation of any such permits. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing (nor has Borrower or any of its Subsidiaries received any written notice thereof), at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against, or otherwise arising out of, any of their respective properties, business or revenues that allege any material liability under, or violation of, any applicable Environmental Laws.
SECTION 7.10    Employee Benefit Matters.
(a)    As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Pension Plan or Multiemployer Plan other than those identified on Schedule 7.10 of the Disclosure Letter;
(b)    Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that it is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or is considered to be so qualified due to permitted reliance on an opinion letter from the IRS), and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans and trusts that have submitted an application for but not yet received determination letters or for which the remedial amendment period for submitting an application for a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;
(c)    As of the Closing Date, no Pension Plan has been terminated with respect to which there is any unsatisfied liability that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;
(d)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code; (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (iii) failed to make a required contribution or payment to a Multiemployer Plan; or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;
(e)    No Termination Event has occurred or is reasonably expected to occur;
(f)    Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving: (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate; (ii) any Pension Plan; or (iii) any Multiemployer Plan.
(g)    No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
SECTION 7.11    Use of Proceeds; Margin Stock.
(a)    The proceeds of the Loans and Letters of Credit are intended to be and shall be used solely for the purposes set forth in and permitted by Section 9.17.
(b)    No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.
SECTION 7.12    Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.
SECTION 7.13    Material Contracts. Schedule 7.13 of the Disclosure Letter sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 7.13 of the Disclosure Letter, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will continue to be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 7.13 of the Disclosure Letter or any other Schedule hereto; provided that any such Material Contract may be delivered electronically in accordance with the second paragraph of Section 8.2. As of the Closing

Date, no Credit Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract in any material respect.
SECTION 7.14    Employee Relations. As of the Closing Date, no Credit Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.14 of the Disclosure Letter. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 7.15    Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law or as permitted under Section 9.10.
SECTION 7.16    Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 6.1(e)(i) and (e)(ii) and Sections 8.1(a) and (b), fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of (a) in the case of Section 6.1(e)(i), the Borrower and its Subsidiaries (other than Aesynt and its Subsidiaries), (b) in the case of Section 6.1(e)(ii), Aesynt and its Subsidiaries and (c) in the case of Sections 8.01(a) and (b), the Borrower and its Subsidiaries, in each case as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The pro forma financial statements delivered pursuant to Section 6.1(e)(iii) and the projections delivered pursuant to Section 6.1(e)(iv) and Section 8.1(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions (it being recognized by the Lenders that such projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such differences may be material and that such projections are not a guarantee of financial performance).
SECTION 7.17    No Material Adverse Change. Since December 31, 2014, there has been no material adverse change in the properties, business, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.
SECTION 7.18    Solvency. The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.
SECTION 7.19    Title to Properties. As of the Closing Date, the real property listed on Schedule 7.19 of the Disclosure Letter constitutes all of the real property that is owned, leased or subleased by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to, or leasehold interest in, the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except (a) those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder, (b) for such defects of title that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (c) for Permitted Liens.
SECTION 7.20    Litigation. Except for matters existing on the Closing Date and set forth on Schedule 7.20 of the Disclosure Letter, there are no actions, suits or proceedings pending nor, to its knowledge, threatened in writing against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
SECTION 7.21    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. None of: (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or affiliates; or (b) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby: (i) is, or is owned or controlled by, a Sanctioned Person or currently the subject or target of any Sanctions; (ii) has taken any action, directly or indirectly, that would result in a violation by such Persons of the PATRIOT Act; or (iii) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. No Loans or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
SECTION 7.22    Absence of Defaults. No event has occurred or is continuing: (a) which constitutes a Default or an Event of Default; or (b) which constitutes a default or event of default by any Credit Party or any Subsidiary thereof under: (i) any Material Contract; or (ii) any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment thereunder prior to the scheduled maturity date therefor that, in any case under this clause (ii), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 7.23    Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents rank and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness of each such Person, and shall constitute and shall continue to constitute “Senior Indebtedness” and “Designated Senior Debt” (or any other term of similar meaning and import) under all instruments and documents, now or in the future, relating to any senior unsecured Indebtedness and Subordinated Indebtedness of such Person (to the extent the concept of “Senior Indebtedness” or “Designated Senior Debt” (or similar concept) exists therein).
SECTION 7.24    Disclosure. The Borrower and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other written material information furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (as modified or supplemented by other written information so furnished); provided that: (a) no representation is made with respect to projected financial information, estimated financial information and other projected or estimated information, except that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections, many of which are beyond the control of the Borrower and its Subsidiaries, may vary from such projections and that such difference may be material and that such projections are not a guarantee of financial performance); and (b) no representation is made with respect to information of a general economic or general industry nature.
SECTION 7.25    Security Documents.
(a)     The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in the Collateral described therein, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies and (i) when the Pledged Debt and Pledged Equity Interests (each as defined in the Collateral Agreement) are delivered to the Administrative Agent, the Lien created under the Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Debt and Pledged Equity Interests, in each case prior and superior in right to any other Person, (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 7.25(a) of the Disclosure Letter, the Liens created under the Collateral Agreement will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral (other than Intellectual Property, as defined in the Collateral Agreement and Deposit Accounts, as defined in the Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 9.2 and (iii) when the control agreements are executed and delivered to the Administrative Agent in accordance with Section 4(b) of the Collateral Agreement, the Lien created under the Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest, all right, title and interest of the Credit Parties in each deposit account and securities account of the Credit Parties that is subject to a control agreement.
(b)     Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 7.25(a) of the Disclosure Letter, the Liens created under the Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that (i) subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the date hereof and (ii) any “intent to use” trademark or service applications are excluded from the Collateral), other than with respect to Liens expressly permitted by Section 9.2.

(c)     Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and enforceable Lien on all of the Credit Parties’ right, title and interest in and to the Material Real Property subject thereto and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 7.25(c) of the Disclosure Letter, the Mortgages shall at all times constitute a fully perfected security interest in all right, title and interest of the Credit Parties in such Material Real Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 9.2.
SECTION 7.26    Insurance Matters. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
SECTION 7.27    Flood Hazard Insurance. With respect to each parcel of real property that is located within a special flood hazard area and that is subject to a Mortgage, the Administrative Agent has received: (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies with respect to all real property of the Borrower and its Subsidiaries constituting Collateral on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 and as otherwise required by Administrative Agent or the Required Lenders; (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any real property into or out of a special flood hazard area
ARTICLE VIII

AFFIRMATIVE COVENANTS
Until the Discharge of the Obligations, each Credit Party will, and will cause each of its Subsidiaries to:
SECTION 8.1    Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2015), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, shareholder’s equity, and cash flows, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the year. Such annual financial statements shall be: (i) audited by Deloitte LLP or another independent certified public accounting firm of recognized national standing; (ii) accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP; and (iii) certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP.
(b)    Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three (3) fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2016), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, shareholder’s equity, and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP and to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
(c)    Annual Business Plan and Budget. As soon as practicable and in any event within seventy-five (75) days after the end of each Fiscal Year, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing Fiscal Year, such plan to be prepared in accordance with GAAP and to include the following: an operating and capital budget, a projected income statement and balance sheet, and projected calculations of the financial covenants set forth in Section 9.14, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of preparation of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.
SECTION 8.2    Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    at each time financial statements are delivered pursuant to Sections 8.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, and a report containing management’s discussion and analysis of such financial statements;
(b)    promptly upon receipt thereof (unless restricted by applicable professional standards with respect to which mutually agreeable arrangements cannot be made to permit disclosure thereof), copies of all material reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto;
(c)    promptly after the furnishing thereof, copies of any notice of default and any other material statement, report, or certificate furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;
(d)    promptly after an officer of any Credit Party obtaining knowledge of the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could: (i) reasonably be expected to have a

Material Adverse Effect; or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;
(e)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(f)    promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof (other than comment letters from the SEC, the contents of which are not materially adverse to the Lenders);
(g)    promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and
(h)    such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 7.13, Sections 8.1(a) or (b), or Section 8.2(e) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date: (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender; and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper, facsimile or electronic (i.e., “pdf” or “tif” format) copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that: (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform; and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, any of its Subsidiaries, or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
SECTION 8.3    Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):
(a)    the occurrence of any Default or Event of Default;
(b)    the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(c)    any written notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any written notice of violation of applicable Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;
(d)    any written request for information received by any Credit Party or any Subsidiary from the United States Environmental Protection Agency or any other Governmental Authority charged with enforcement or administration of any Environmental Laws;
(e)    any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof;
(f)    any attachment, judgment, lien, levy or order exceeding the Threshold Amount that is assessed against or threatened in writing against any Credit Party or any Subsidiary thereof;
(g)    any event which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect; and
(h)    (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.
Each notice pursuant to Section 8.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
SECTION 8.4    Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.
SECTION 8.5    Maintenance of Property and Licenses.
(a)    In addition to the requirements of any of the Security Documents, protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner; provided that nothing in this Section 8.5(a) shall prohibit or prevent the Borrower or any Subsidiary from discontinuing the protection, preservation or maintenance of any of its Properties: (i) if, in the reasonable good faith judgment of the Borrower or such Subsidiary, such discontinuance is desirable in the conduct of its business or such Properties are no longer material to the business of the Borrower or such Subsidiary; and (ii) such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Maintain, in full force and effect in all material respects, each and every material license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted; provided that the Borrower or any Subsidiary thereof shall not be required to preserve any such Licenses if: (i) the Borrower or such Subsidiary shall determine in its reasonable good faith judgment that the preservation thereof is no longer desirable in the conduct of its business; (ii) the loss thereof is not disadvantageous in any material respect to such Person or any Lender; and (iii) the loss thereof could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 8.6    Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance). All such insurance shall: (a) in the case of any such insurance procured in the United States, (x) to the extent agreed to by such insurance company after the Borrower’s use of commercially reasonable efforts, provide for not less than thirty (30) days’ prior written notice to the Administrative Agent of termination, lapse or cancellation of such insurance and (y) in any event, provide for not less than ten (10) days’ prior written notice to the Administrative Agent of termination, lapse or cancellation of such insurance due to failure to pay premiums; (b) in the case of liability insurance, name the Administrative Agent as an additional insured party thereunder (provided that in the case of any liability insurance policy procured outside of the United States, such policy shall not be required to so name the Administrative Agent as an additional insured party if the Borrower or the applicable Subsidiary has been unable to obtain such endorsement from the applicable insurer after the use of commercially reasonable efforts); and (c) in the case of each casualty insurance policy of the Credit Parties, name the Administrative Agent as lender’s loss payee or mortgagee, as applicable. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Without limiting the foregoing, the Borrower shall and shall cause each appropriate Credit Party to: (i) maintain, if available, fully paid flood hazard insurance on all owned real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 and as otherwise required by Required Lenders or the Administrative Agent; (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof; and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.
SECTION 8.7    Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.
SECTION 8.8    Payment of Taxes and Other Obligations. Pay and perform: (a) all Taxes, assessments, and other governmental charges that may be levied or assessed upon it or any of its Property; and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices that if not so paid could reasonably be expected to have a Material Adverse Effect; provided that the Borrower or such Subsidiary may contest any item described in clause (a) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION 8.9    Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws (including without limitation, the PATRIOT Act) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 8.10    Environmental Laws. In addition to and without limiting the generality of Section 8.9, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect: (a) comply in all material respects with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, if any, obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding applicable Environmental Laws. In addition, each Credit Party shall defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any applicable Environmental Laws applicable to the operations of the Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.
SECTION 8.11    Compliance with ERISA. In addition to and without limiting the generality of Section 8.9: (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans; (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan; (iii) not participate in any nonexempt prohibited transaction that could result in any civil penalty under ERISA or tax under the Code; and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code; and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.
SECTION 8.12    Compliance with Material Contracts. Comply in all respects with each Material Contract except as could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower or any such Subsidiary may contest the terms and conditions of any such Material Contract in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.
SECTION 8.13    Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable written notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default: (a) any such visits and inspections by any Lender (excluding any Lender that also acts as Administrative Agent) shall be at such Lender’s expense; and (b) the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice. Each Credit Party and its Subsidiaries may place reasonable limits on access to information, the disclosure of which would be prohibited by a confidentiality agreement or is otherwise proprietary or confidential, in each case of such agreement or other restrictions, entered into by such Credit Party or such Subsidiary on an arm’s-length basis and in good faith, unless mutually agreeable arrangements are made (and at the Administrative Agent’s reasonable request, such Credit Party or such Subsidiary shall take all commercially reasonable efforts to cause such arrangements to be made) to permit the disclosure of such information and preserve such information as confidential or proprietary and neither the Borrower nor any Subsidiary shall be required to disclose any trade secrets. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

SECTION 8.14    Additional Subsidiaries, Real Property and Other Collateral.
(a)    Additional Subsidiary Guarantors. Promptly after the creation or acquisition of any Subsidiary (other than an Excluded Subsidiary) or after the date when a Subsidiary ceases to be an Excluded Subsidiary (including due to revocation of a designation of an “Immaterial Subsidiary”) (and, in any event, within forty-five (45) days after such creation, acquisition, or cessation, as such time period may be extended by the Administrative Agent in its sole discretion), cause: (i) such Subsidiary to become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose; (ii) such person to grant a security interest in all Collateral (subject to clause (b) below and the exceptions specified in the Collateral Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other document as the Administrative Agent shall deem appropriate for such purpose and comply with the terms of each applicable Security Document; (iii) to be delivered to the Administrative Agent such opinions, documents, and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent; (iv) to be delivered to the Administrative Agent original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person (to the extent such Equity Interests are certificated); (v) to be delivered to the Administrative Agent such updated Schedules to the Loan Documents and supplements to the Disclosure Letter as requested by the Administrative Agent with respect to such Person; and (vi) to be delivered to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)    Equity Interests of Domestic Subsidiaries, Foreign Subsidiaries, and Foreign Subsidiary Holding Companies. Cause: (i) 100% of the issued and outstanding Equity Interests of each Subsidiary (other than Subsidiaries that are Foreign Subsidiary Holding Companies or Excluded Foreign Subsidiaries); and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (or such greater percentage that, due to a change in an Applicable Law after the Closing Date: (A) could not reasonably be expected to cause the undistributed earnings of such Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Subsidiary’s parent; and (B) could not reasonably be expected to cause any adverse tax consequences), and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)), in each other Subsidiary, in each case, directly owned by any Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents and shall deliver to the Administrative Agent such opinions of counsel (if requested by the Administrative Agent) and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein to the extent required by the Security Documents and such other documents and certificates referred to in Section 6.1 and any other documents as may be reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent (including, without limitation, a consent thereto executed by such Subsidiary; if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction), evidencing the Equity Interests of such Persons, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof; and updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person); provided that with respect to Foreign Subsidiaries, creation and perfection actions and documentation under any foreign Applicable Laws shall only be required to be taken with respect to each such Subsidiary that, on a Consolidated basis with its Subsidiaries, has: (x) assets in excess of 10% of Consolidated Total Assets as set forth on the most recent financial statements delivered pursuant to Section 8.1(a); or (y) annual revenues in excess of 10% of the Consolidated revenues of the Borrower and its Subsidiaries as set forth on the most recent financial statements delivered pursuant to Section 8.1(a); provided further that the Credit Parties shall have forty-five (45) days after the acquisition or formation of any Subsidiary or any Subsidiary becoming a Credit Party to comply with this Section 8.14(b) (or sixty (60) days in the case of actions required under any foreign Applicable Laws), in each case as such time period may be extended by the Administrative Agent in its sole discretion.
(c)    Real Property Collateral. Notify the Administrative Agent in writing within fifteen (15) days after the acquisition of any Material Real Property that is not subject to an existing Security Document (as such time period may be extended by the Administrative Agent in its sole discretion), and promptly thereafter (and in any event, within sixty (60) days of such acquisition (as such time period may be extended by the Administrative Agent, in its sole discretion)) deliver such Mortgages and Real Estate Support Documents reasonably requested by the Administrative Agent in connection with granting and perfecting a Lien on such Material Real Property in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent.
(d)    Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 8.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be required to so comply with Section 8.14(a) or (b), as applicable, within ten (10) Business Days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).
(e)    Exclusions. The provisions of this Section 8.14 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby. Notwithstanding anything to the contrary in any Loan Document, (i) no action shall be required to perfect a security interest in letter of credit rights in addition to the filing of a UCC-1 financing statement so long as the maximum face amount of any such letter of credit is $5,000,000 or less individually, and of all such letters of credit is $20,000,000 or less in the aggregate, (ii) there shall be no requirement to obtain any leasehold mortgages or consents to assignments of claims under the Federal Assignment of Claims Act of 1940 (or any analogous state laws), (iii) there shall be no requirement to make any filings to perfect a security interest with respect to any patents, copyrights, and trademarks registered under the laws of any jurisdiction other than the United States or any state thereof, and (iv) the Credit Parties shall be required to use commercially reasonable efforts to obtain landlord waivers or collateral access agreements only for any location at which the aggregate book value of the Credit Parties’ inventory exceeds 7.5% of all inventory of the Credit Parties at any one time; provided that this sentence shall not apply during the continuation of an Event of Default when, at any time and from time to time, the Administrative Agent may require in its sole discretion that any and all such actions are taken, obtained or made at its request.
SECTION 8.15    ~~Banking Relationship. Maintain with any Lender or an Affiliate thereof all domestic cash management services of the Borrower and its Domestic Subsidiaries, including treasury, depository, overdraft, credit or debit card (including noncard electronic payables), electronic funds transfer and other cash management arrangements, so long as such services are provided by a Lender or an Affiliate thereof on terms reasonably acceptable to such Lender or Affiliate thereof and the Borrower.~~[Reserved]

SECTION 8.16    Post-Closing Matters. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, cause any and all actions set forth on Schedule 8.16 to the Disclosure Letter to be taken, and each document, certificate or other item set forth on such Schedule 8.16 to the Disclosure Letter to be delivered, in each case within the time period specified for such action or delivery on Schedule 8.16 to the Disclosure Letter (as such time period may be extended by the Administrative Agent in its sole discretion) and in form and substance satisfactory to the Administrative Agent.
SECTION 8.17    Further Assurances.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) other than as set forth in Section 8.14(e), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon the reasonable request by the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)    If requested by the Administrative Agent or any Lender (through the Administrative Agent), promptly furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable.
SECTION 8.18    Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and implement policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
ARTICLE IX

NEGATIVE COVENANTS
Until the Discharge of the Obligations, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:
SECTION 9.1    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:
(a)    the Obligations;
(b)    Indebtedness and obligations owing under: (i) Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes; and (ii) Cash Management Agreements; provided that such Indebtedness described in this clause (ii) shall be repaid in full within five (5) Business Days of the due date or settlement date thereof, whichever is later;
(c)    Indebtedness existing on the Closing Date and listed on Schedule 9.1 to the Disclosure Letter, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d)    Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate amount not to exceed $~~10,000,000~~20,000,000 at any time outstanding;
(e)    Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 9.3, to the extent that: (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets; (ii) neither the Borrower nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness; and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;
(f)    Guarantees by the Borrower or any Subsidiary in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted pursuant to this Section 9.1; provided that: (i) no Guarantee by any Subsidiary of any Indebtedness constituting Permitted Unsecured Indebtedness shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty Agreement; (ii) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness; and (iii) in the case of any Guarantee by a Credit Party of any Indebtedness of a Non-Guarantor Subsidiary, solely to the extent that such Guarantee would be permitted as an Investment pursuant to Section 9.3;
(g)    unsecured intercompany Indebtedness:
(i)    owed by any Credit Party to another Credit Party;
(ii)    owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);
(iii)    owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and
(iv)    owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 9.3 (~~a)(vi);~~provided that any such unsecured Indebtedness shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents);
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(i)    Subordinated Indebtedness of the Borrower and the Subsidiary Guarantors; provided that in the case of each incurrence of such Subordinated Indebtedness: (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Subordinated Indebtedness; and (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with the financial covenants set forth in Section 9.14 on a Pro Forma Basis after giving effect to the issuance of any such Subordinated Indebtedness;

(j)    Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(k)    Permitted Unsecured Indebtedness in an aggregate principal amount not to exceed $150,000,000 at any time outstanding;
(l)    to the extent constituting Indebtedness, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, representing Permitted Acquisition Consideration and incurred in connection with any Permitted Acquisition; provided that to the extent such purchase price adjustment or earn-out is subject to a contingency, such purchase price adjustment or earn-out shall be valued at the amount of reserves, if any, required under GAAP, and to the extent that the amount payable pursuant to such purchase price adjustment and earn-out is reflected, or would otherwise be required to be reflected, on a balance sheet prepared in accordance with GAAP, it shall be valued at such reflected amount;
(m)    customer advances or deposits received in the ordinary course of business;
(n)    Indebtedness constituting reimbursement obligations in respect of letters of credit, bank guarantees, and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type referred to in Section 9.2(e), Section 9.2(f) and Section 9.2(q); provided that upon the drawing of such letters of credit, presentment of such bank guarantees or similar instruments, or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing, presentment, or incurrence;
(o)    Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(p)    Indebtedness in respect of Customer Lease Financings, Qualified Accounts Receivable Dispositions and Permitted Receivables Financings to the extent any of them are recharacterized as Indebtedness;
(q)    Indebtedness representing installment insurance premiums owing in the ordinary course of business;
(r)    (i) Indebtedness with respect to Standard Receivables Financing Undertakings under Customer Lease Financings, Qualified Accounts Receivables Dispositions and Permitted Receivables Financings and (ii) Indebtedness of Special Purpose Receivables Subsidiaries in respect of Permitted Receivables Financings; and
(s)    Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.
SECTION 9.2    Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:
(a)    Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(b)    Liens in existence on the Closing Date and described on Schedule 9.2 to the Disclosure Letter, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2 to the Disclosure Letter)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;
(c)    Liens for taxes, levies, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws): (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired; or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(d)    statutory Liens such as claims or Liens of materialmen, mechanics, carriers, warehousemen, processors, suppliers, landlords and other similar Liens for labor, materials, supplies or rentals, and other similar amounts incurred in the ordinary course of business, which: (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP; and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;
(e)    (i) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation; and (ii) deposits or pledges in respect of letters of credit, bank guarantees, or similar instruments that have been posted in the ordinary course of business of the Borrower or any Subsidiary to support payment of the items set forth in clause (i) of this Section 9.2(e), in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;
(f)    (i) deposits or pledges made in the ordinary course of business to secure the performance of bids, trade and commercial contracts and leases and the payment of rent (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (ii) deposits or pledges in respect of letters of credit, bank guarantees, or similar instruments that have been posted in the ordinary course of business of the Borrower or any Subsidiary to support payment of the items set forth in clause (i) of this Section 9.2(f), in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof; provided that the aggregate amount of the deposits and pledges made pursuant to this Section 9.2(f), together with the aggregate principal amount of Indebtedness and other obligations secured with Liens permitted pursuant to Section 9.2(~~w~~x), shall not exceed $~~5,000,000~~10,000,000 at any time outstanding;
(g)    encumbrances (i) in the nature of zoning restrictions, easements, and rights or restrictions of record or other similar encumbrances on the use of real property, which do not materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business of the applicable Person or which are insured over by title insurance and (ii) such as any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(h)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;
(i)    Liens securing Indebtedness permitted under Section 9.1(d); provided that: (i) such Liens shall be created within one hundred eighty (180) days of the acquisition, repair, improvement or lease, as applicable, of the related Property; (ii) such Liens do not at any time encumber any property other than the Property or Properties financed by such Indebtedness; (iii) the amount of Indebtedness secured thereby is not increased (except in connection with the repair or improvement of the Property or Properties securing such Indebtedness); and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property or Properties at the time of purchase, repair, improvement or lease (as applicable);
(j)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(l) or securing appeal or other surety bonds relating to such judgments;
(k)    Liens on Property: (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition; and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii): (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase, or other acquisition; (B) such Liens are applicable only to specific Property; (C) such Liens are not “blanket” or all asset Liens; (D) such Liens do not attach to any other Property of the Borrower or any of its Subsidiaries; and (E) the Indebtedness secured by such Liens is permitted under Section 9.1(e) of this Agreement;
(l)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction; and (ii) Liens of any depositary bank in connection with statutory, common law, and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;
(m)    (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord; and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(n)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement entered into by the Borrower or any Subsidiary in the ordinary course of business and not prohibited by this Agreement;
(o)    any license, sublicense, lease, or sublease granted by the Borrower or any Subsidiary to third parties in the ordinary course of its business and in accordance with any applicable terms of the Security Documents which do not: (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries; or (ii) secure any Indebtedness;
(p)    to the extent constituting Liens, any option or other agreement to purchase any asset of the Borrower or any of its Subsidiaries, the disposition of which is expressly permitted under Section 9.5 or otherwise under this Agreement;

(q)    reasonable customary initial deposits and margin deposits to the extent required by Applicable Law, which secure Indebtedness under Hedge Agreements permitted under Section 9.1(b); provided that any obligation secured by any deposit permitted under this Section 9.2(q) shall have been incurred in the ordinary course of business and not for speculative purposes;
(r)    Liens on assets of Foreign Subsidiaries securing only Indebtedness of such Foreign Subsidiaries otherwise permitted under Section 9.1(o); provided that such Liens shall not extend to, or encumber, any assets that constitute Collateral or the Equity Interests of the Borrower or any of the Subsidiaries (other than Subsidiaries of the applicable Foreign Subsidiary that are Excluded Subsidiaries) or prohibit or otherwise restrict the creation or assumption of any Lien pursuant to this Agreement or any other Loan Documents;
(s)    Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase or merger agreement for any Acquisition permitted under this Agreement;
(t)    Liens on any customer leases (and any accounts or chattel paper arising out of such customer leases) subject to Customer Lease Financings and Liens on any Qualified Accounts Receivable subject to a Qualified Accounts Receivable Disposition to the extent any such Customer Lease Financings or Qualified Accounts Receivable Disposition is recharacterized as Indebtedness;
(u)    Liens in the nature of: (i) customary setoff rights in favor of any counterparty to any Hedge Agreements expressly permitted under this Agreement: (A) so long as such setoff rights are not broader than customarily set forth in any form of 2002 master agreement published by the International Swaps and Derivatives Association, Inc. or the 1997 International Foreign Exchange Master Agreement, and such Hedge Agreements are not secured by any Property of the Borrower or any Subsidiary except as otherwise permitted by Section 9.2(q) or Section 9.2(x); or (B) to the extent such Hedge Agreement is a Secured Hedge Agreement; and (ii) setoff rights granted to third parties pursuant to trade and other similar contracts with the Borrower or any Subsidiary and limited to payments owed to the Borrower or any Subsidiary under such contracts that do not constitute Indebtedness, and such contracts are not secured by any Property of the Borrower or any Subsidiary;
(v)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;
(w)    (i) Liens on Receivables Assets sold or transferred or purported to be sold or otherwise transferred to a Special Purpose Receivables Subsidiary or an unrelated financing company in connection with a Permitted Receivables Financing and (ii) Liens on Receivables Assets and other property of Special Purpose Receivables Subsidiaries securing Permitted Receivables Financings; and
(x)    Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $10,000,000 at any time outstanding.
SECTION 9.3    Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person (all the foregoing, “Investments”) except:
(i)    Investments existing on the Closing Date in Subsidiaries existing on the Closing Date and any amendments, modifications, extensions or reinvestments (in the same Person or a successor to such Person) of any such Investments so long as the net investment amount is not increased;
(ii)    Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 9.3 to the Disclosure Letter and any amendments, modifications, extensions or reinvestments (in the same Person or a successor to such Person) of any such Investments so long as the net investment amount is not increased;
(iii)    Investments made after the Closing Date by any Credit Party in any other Credit Party;
(iv)    Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;
(v)    Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party; and
(vi)    Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount not to exceed $~~10,000,000~~35,000,000 at any time outstanding ~~(provided that any Investments in the form of loans or advances made by any Credit Party to any Non-Guarantor Subsidiary pursuant to this clause (vi) shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and shall be pledged and delivered to the Administrative Agent pursuant to the Security Documents);~~;
(b)    Investments in cash and Cash Equivalents;
(c)    Investments by the Borrower or any of its Subsidiaries consisting of Capital Expenditures permitted by this Agreement;
(d)    deposits made in the ordinary course of business to secure the performance of leases, the payment of rent or other obligations as permitted by Section 9.2;
(e)    Hedge Agreements permitted pursuant to Section 9.1;
(f)    purchases of assets in the ordinary course of business;
(g)    Investments by the Borrower or any Subsidiary thereof in the form of:
(i)    Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 8.14; and
(ii)    Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate amount in any Fiscal Year not to exceed $25,000,000;

(h)    Investments in the form of travel advances and relocation and other loans and advances to employees for reasonable and customary business-related travel, entertainment, relocation, and analogous ordinary business purposes, and payroll advances in connection with changes in payroll systems and other advances of payroll payments to employees, in each case in the ordinary course of business;
(i)    Investments consisting of loans to employees to finance the purchase of Equity Interests (other than Disqualified Equity Interests) of the Borrower pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors in an aggregate principal amount not to exceed $1,000,000 outstanding at any time (determined without regard to any write-downs or write-offs of such loans);
(j)    Investments in the form of Restricted Payments permitted pursuant to Section 9.6;
(k)    (i) ~~Guaranty Obligations~~Guarantees not prohibited by Section 9.1 in respect of (A) Indebtedness of Credit Parties and (B) other obligations of Credit Parties not prohibited by this Agreement, (ii) ~~Guaranty Obligations~~Guarantees not prohibited by Section 9.1 in respect of ~~(A)~~ Indebtedness of Non-Guarantor Subsidiaries ~~and (B) other obligations of Non-Guarantor Subsidiaries not prohibited by this Agreement (other than obligations of the type described in clause (iii) below and obligations with respect to the Aesynt Lease)~~; provided that ~~Guaranty Obligations~~Guarantees incurred after the Closing Date by Credit Parties in respect of ~~obligations~~Indebtedness of Non-Guarantor Subsidiaries pursuant to this Section 9.3(k)(ii) shall not exceed in the aggregate at the time any such ~~Guaranty Obligation~~Guarantee is incurred, an amount equal to, at any time outstanding, $~~15,000,000, (iii) Guaranty Obligations of~~50,000,000; (iii) Guarantees (including Guarantees constituting obligations to honor a supported Subsidiary’s obligations to its counterparty under a Secured Hedge Agreement pursuant to customary ISDA keepwell or similar arrangements) not prohibited by Section 9.1 in respect of obligations of Non-Guarantor Subsidiaries not prohibited by this Agreement (other than (A) Indebtedness, (B) obligations of the type described in clause (iv) below and (C) obligations with respect to the Aesynt Lease), (iv) Guarantees by any Credit ~~Parties~~Party not prohibited by Section 9.1 in respect of obligations of Non-Guarantor Subsidiaries under Secured Cash Management Agreements and Secured Hedge Agreements ~~in an aggregate amount not to exceed $15,000,000 at any time, and (iv) Guaranty Obligations~~, and (v) Guarantees not prohibited by Section 9.1 in respect of the Aesynt Lease;
(l)    Investments consisting of extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or licensing activities of the Borrower or such Subsidiary, in each case in the ordinary course of business;
(m)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of litigation, delinquent obligations of, and other disputes with, customers, suppliers or other Persons arising in the ordinary course of business (including Investments received upon foreclosure of any secured customer leases or licenses);
(n)    Investments consisting of leases of goods and inventory and related licenses to customers in the ordinary course of business;
(o)    joint venture, corporate collaborations, or strategic alliances in the ordinary course of the Borrower’s or a Subsidiary’s business consisting of the licensing of technology, the development of technology or the providing of technical support; provided that: (i) such joint ventures, collaborations and alliances do not interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or result in a material diminution in the value of the Collateral as security for the Obligations

(other than by virtue of any assets invested pursuant to such Investment ceasing to be Collateral); (ii) obligations under such joint ventures, collaborations and alliances are not secured by any Property of the Borrower or any Subsidiary or of any such joint venture, collaboration or alliance; and (iii) any Investments made by the Borrower or any Subsidiary in connection with such joint ventures, collaborations and alliances shall not exceed $10,000,000 in the aggregate in any Fiscal Year;
(p)    non-cash consideration received in connection with Asset Dispositions expressly permitted by Section 9.5;
(q)    Investments held by a Person acquired in a Permitted Acquisition; provided that such Investments are held by such Person or are made pursuant to a binding commitment of such Person in effect as of the date of such Permitted Acquisition and not acquired or entered into in contemplation of such Permitted Acquisition ~~in an aggregate amount not to exceed $10,000,000 during the term of this Agreement;~~; provided further that, in the case of any such binding commitment to make an Investment, to the extent that any such Investment would constitute an Acquisition, such Investment shall itself comply with all requirements of a Permitted Acquisition and with all other terms and conditions of this Agreement and the other Loan Documents;
(r)    Investments consisting of the contribution or sale of the Equity Interests in Avantec Healthcare Ltd. to MTS Medication Technologies Ltd. or another Excluded Subsidiary;
(s)    Investments in Permitted Equity Derivatives; and
(t)    Investments not otherwise permitted pursuant to this Section not exceeding $20,000,000 in the aggregate in any Fiscal Year; provided that immediately before and immediately after giving pro forma effect to any such Investments incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
SECTION 9.4    Fundamental Changes. Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:
(a)    (i) any Subsidiary of the Borrower may be merged, amalgamated, or consolidated with or into, or be dissolved or liquidated into, the Borrower (provided that the Borrower shall be the continuing or surviving entity); or (ii) any Subsidiary of the Borrower may be merged, amalgamated, or consolidated with or into, or be dissolved or liquidated into, any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or substantially concurrently with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 8.14 in connection therewith);
(b)    (i) any Non-Guarantor Subsidiary may be merged, amalgamated or consolidated with or into, or be dissolved or liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor

Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be dissolved or liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;
(c)    any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower, any Subsidiary Guarantor, or any Subsidiary that will become a Subsidiary Guarantor substantially concurrently with such transaction; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets (as determined in good faith by the Borrower);
(d)    any Non-Guarantor Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary;
(e)    any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including, without limitation, any Permitted Acquisition permitted pursuant to Section 9.3(g)); provided that: (i) in the case of any merger involving a Wholly-Owned Subsidiary that is a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving Person; or (ii) in the case of any merger involving a Wholly-Owned Subsidiary that is not a Subsidiary Guarantor, in connection with such transaction, the continuing or surviving Person shall become a Subsidiary Guarantor to the extent required under, and within the time periods set forth in, Section 8.14, with which the Borrower shall comply in connection with such transaction;
(f)    any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with a Permitted Acquisition permitted pursuant to Section 9.3(g); provided that: (i) in the case of a merger involving the Borrower, the continuing or surviving Person shall be the Borrower; (ii) except as set forth in clause (i), in the case of a merger involving a Subsidiary Guarantor, the continuing or surviving Person shall be a Subsidiary Guarantor; and (iii) except as set forth in clause (i) and (ii), in the case of a merger involving a Wholly-Owned Subsidiary of the Borrower, the continuing or surviving Person shall be a Wholly-Owned Subsidiary of the Borrower, and to the extent required by, and within the time periods set forth in, Section 8.14, the Borrower shall cause such Wholly-Owned Subsidiary to become a Subsidiary Guarantor and to comply with all other requirements set forth in Section 8.14; and
(g)    any Subsidiary may merge into any other Person in connection with an Asset Disposition permitted under Section 9.5(n).
SECTION 9.5    Asset Dispositions. Make any Asset Disposition except:
(a)    the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;
(b)    Asset Dispositions in the ordinary course of business consisting of the abandonment, cancellation, non-renewal, or discontinuance of the use or maintenance of intellectual property or rights relating thereto that: (i) in the reasonable good faith determination of the Borrower, are uneconomical, negligible, obsolete, or otherwise not material in the conduct of its business; and (ii) not disadvantageous to the rights or remedies of the Lenders (it being understood and agreed that no intellectual property or rights relating thereto that are material or necessary to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, may be disposed of in reliance on this clause);

(c)    non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;
(d)    customer leases and other leases, subleases, licenses, or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others, in each case, in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of the Borrower or any of its Subsidiaries;
(e)    Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;
(f)    Assets Dispositions in connection with transactions permitted by Section 9.4 (other than Section 9.4(g));
(g)    Asset Dispositions of Property to the extent that: (i) such Property is exchanged for, or credited against the purchase price of, similar replacement Property; or (ii) the Net Cash Proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement Property;
(h)    (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business; and (ii) the sale, license or other transfer of intellectual property rights in connection with the settlement or waiver of contractual or litigation claims; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;
(i)    termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries and is not disadvantageous to the rights or remedies of the Lenders;
(j)    (i) Customer Lease Financings consistent with past practice of the Borrower and its Subsidiaries, (ii) Qualified Accounts Receivable Dispositions and (iii) (A) Dispositions by the Borrower or any Subsidiary of Receivables Assets to one or more Special Purpose Receivables Subsidiaries or unrelated finance companies in connection with a Permitted Receivables Financing and (B) Dispositions by Special Purpose Receivables Subsidiaries of Receivables Assets pursuant to a Permitted Receivables Financing;
(k)    to the extent such Asset Disposition constitutes a Lien, the grant of Permitted Liens;
(l)    to the extent such Asset Disposition constitutes an Investment, transactions permitted pursuant to Section 9.3;
(m)    Asset Dispositions described on Schedule 9.5 to the Disclosure Letter;
(n)    Asset Dispositions not otherwise permitted pursuant to this Section; provided that: (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition; (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash (for the avoidance of doubt, the aggregate consideration received in connection with such Asset Disposition shall not, for purposes of determining the cash component of consideration, include any consideration arising from the assumption of any liabilities); and (iii) the aggregate fair market value of all property disposed of in reliance on this clause (n) shall not exceed $20,000,000 in any Fiscal Year; and

(o)    any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property.
SECTION 9.6    Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire, or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement, or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or make any distribution of cash, property, or assets to the holders of shares of any Equity Interests of any Credit Party or any Subsidiary thereof (all of the foregoing, the “Restricted Payments”); provided that:
(a)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may pay dividends in the form of shares of its own Qualified Equity Interests;
(b)    any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);
(c)    any Non-Guarantor Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);
(d)    repurchases of Equity Interests in the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(e)    payments made or expected to be made by the Borrower in respect of withholding or similar Taxes payable by any future, present, or former employee, director, manager, or consultant, and any repurchases of Equity Interests in consideration of such payments, including deemed repurchases in connection with the exercise of stock options or the vesting of restricted stock;
(f)    cash payments in lieu of fractional shares in connection with the exercise of warrants, options, or other securities, convertible or exchangeable for Equity Interests of the Borrower; and
(g)    so long as no Default or Event of Default has occurred and is continuing or would result therefrom: (i) repurchases of common stock of the Borrower in open market transactions or pursuant to Permitted Equity Derivatives authorized by the Borrower's board of directors; (ii) repurchases of the Borrower's outstanding Equity Interests theretofore held by any consultants, employees, officers, or directors of the Borrower or any of its Subsidiaries following the death, disability, retirement, or termination of employment of such employees, officers, or directors; and (iii) dividends or other distributions to holders of the Borrower’s Equity Interests; provided that the aggregate amount of repurchases, dividends and other distributions pursuant to this clause (g) shall not exceed $50,000,000 per Fiscal Year.
SECTION 9.7    Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with: (x) any officer, director, holder of 10% or more of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries; or (y) any Affiliate of any such officer, director or holder, other than:
(a)    transactions permitted by Section 9.6;

(b)    transactions existing on the Closing Date and described on Schedule 9.7 to the Disclosure Letter;
(c)    transactions among Credit Parties and their Wholly-Owned Subsidiaries;
(d)    other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;
(e)    employment, severance, and other similar compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective directors, officers, and employees in the ordinary course of business; and
(f)    payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.
SECTION 9.8    Accounting Changes; Organizational Documents.
(a)    (i) Change its Fiscal Year end (other than in the case of any Subsidiary, to conform such Subsidiary’s Fiscal Year end to that of the Borrower); or (ii) make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as permitted or required by GAAP.
(b)    Amend, modify, or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify, or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.
SECTION 9.9    Payments and Modifications of Subordinated Indebtedness.
(a)    Amend, modify, waive, or supplement (or permit the modification, amendment, waiver, or supplement of) any of the terms or provisions of (i) any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder (it being understood and agreed that any increase or decrease in the interest rates or extension of the maturity dates or repayment under any Indebtedness among the Borrower and its Subsidiaries shall not be deemed to be adverse in any material respect to the Lenders) or (ii) any Permitted Unsecured Indebtedness in a manner that would cause such Indebtedness to no longer constitute Permitted Unsecured Indebtedness under the definition thereof.
(b)    Cancel, forgive, make any payment or prepayment on, or defease, redeem or acquire for value (including, without limitation: (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due; and (y) at the maturity thereof) any Subordinated Indebtedness (other than Subordinated Indebtedness among the Borrower and its Subsidiaries) or any Permitted Unsecured Indebtedness, except:
(i)    refinancings, renewals, extensions or exchanges of (A) any Subordinated Indebtedness permitted by Section 9.1(i), and by any subordination provisions applicable thereto with Indebtedness that would be permitted to be incurred pursuant to Section 9.1(i) or (k), as applicable, and (B) any Permitted Unsecured Indebtedness permitted by Section 9.1(k) with

Permitted Unsecured Indebtedness permitted by Section 9.1(k) or Subordinated Indebtedness permitted by Section 9.1(i);
(ii)    payments and prepayments of any Subordinated Indebtedness or Permitted Unsecured Indebtedness made solely with the proceeds of Qualified Equity Interests;
(iii)    conversion or exchange of any Subordinated Indebtedness or Permitted Unsecured Indebtedness into or for Qualified Equity Interests; and
(iv)    the payment of interest, expenses, and indemnities in respect of (A) Subordinated Indebtedness incurred under Section 9.1(i) (other than any such payments prohibited by any subordination provisions applicable thereto) and (B) Permitted Unsecured Indebtedness incurred under Section 9.1(k).
SECTION 9.10    No Further Negative Pledges; Restrictive Agreements.
(a)    Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien to secure the Secured Obligations upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except: (i) pursuant to this Agreement and the other Loan Documents; (ii) pursuant to any agreement, document, or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby); (iii) pursuant to any agreement, document, or instrument governing Indebtedness incurred pursuant to Section 9.1(o) (provided that any such restriction contained therein relates only to the assets of the Foreign Subsidiary incurring such Indebtedness); (iv) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date and, solely to the extent required by Applicable Law, any other customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary; (v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.3(o) and applicable solely to such joint venture and customary restrictions on the transfer of Equity Interests in any Person that is not a Subsidiary; (vi) customary provisions restricting assignment of any lease, license, and other agreement entered into in the ordinary course of business; (vii) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien); (viii) pursuant to any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any Property in existence at the time such Subsidiary or Property was acquired, so long as such restrictions or requirements are not entered into in contemplation of such Person becoming a Subsidiary or the acquisition of such Property (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or interests of the Lenders than such restriction or requirement in effect prior to such amendment, modification, or extension); (ix) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property (to the extent such sale or other disposition is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of; and (x) any encumbrance or restriction pursuant to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Financing; provided that such restrictions and conditions apply solely to (A) Receivables Assets involved in such Permitted Receivables Financing and (B) any applicable Special Purpose Receivables Subsidiary.

(b)    Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to: (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits; (ii) pay any Indebtedness or other obligation owed to any Credit Party; or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of: (A) this Agreement and the other Loan Documents; (B) Applicable Law; (C) Indebtedness permitted under Section 9.1(o) (provided that any such restriction and encumbrance contained therein relates only to the Foreign Subsidiary incurring such Indebtedness); (D) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property (to the extent such sale or other disposition is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of; (E) any restrictions or encumbrances imposed on any Person prior to the date such Person becomes a Subsidiary, so long as such restrictions or encumbrances were not entered into in contemplation of such Person becoming a Subsidiary (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or encumbrance and is not more adverse to the rights or interests of the Lenders than such restriction or encumbrance in effect prior to such amendment, modification, or extension); (F) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, restrictions and conditions imposed by its articles or certificate of incorporation or formation, bylaws or operating agreement (or other equivalent organizational documents) or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary; and (G) any encumbrance or restriction pursuant to customary restrictions and conditions contained in Permitted Receivables Documents; provided that such restrictions and conditions (A) apply solely to (x) Receivables Assets involved in such Permitted Receivables Financing and (y) any applicable Special Purpose Receivables Subsidiary, and (B) do not restrict the applicable Special Purpose Receivables Subsidiary from paying the purchase price for the applicable Receivables Assets to the Borrower or applicable Subsidiary.
(c)    Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to: (i) sell, lease or transfer any of its properties or assets to any Credit Party; or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of: (A) this Agreement and the other Loan Documents; (B) Applicable Law; (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith); (D) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 9.1(o) (provided that any such restriction contained therein relates only to the Foreign Subsidiary incurring such Indebtedness and its assets); (E) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien); (F) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or encumbrance and is not more adverse to the rights or interests of the Lenders than such restriction or encumbrance in effect prior to such amendment, modification, or extension); (G) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale; (H) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto; (I) customary provisions restricting assignment of any lease, sublease, license, sublicense or other agreement; (J) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.3(o) and applicable solely to such joint venture and customary restrictions on the transfer of Equity Interests in any Person that is not a Subsidiary; and (K) (x) any encumbrance or restriction pursuant to customary restrictions and conditions contained in Permitted Receivables Documents; provided that such restrictions and conditions (A) apply solely to (x) Receivables Assets involved in such Permitted Receivables Financing and (y) any applicable Special Purpose Receivables Subsidiary, and (B) do not restrict the applicable Special Purpose Receivables Subsidiary from paying the purchase price for the applicable Receivables Assets to the Borrower or applicable Subsidiary.
Notwithstanding the foregoing, the Borrower and its Domestic Subsidiaries (other than any Special Purpose Receivables Subsidiary) shall not grant any Person, or suffer to exist, control over any Deposit Accounts or Securities Accounts (within the meaning of UCC 9-104(a)(2) or UCC 9-106(a)), other than: (I) pursuant to Control Agreements entered into pursuant to Section 9.16 or the Collateral Agreement; or (II) in connection with Liens permitted pursuant to Section 9.2(e), Section 9.2(f), Section 9.2(q), Section 9.2(s), and Section 9.2(w), limited solely to deposits, pledges, and escrow arrangements so permitted.
SECTION 9.11    Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related, incidental, complementary, or ancillary thereto.
SECTION 9.12    Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired: (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party; or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease; provided that, the Borrower and its Subsidiaries may become liable as lessee, guarantor or other surety with respect to a new lease that would otherwise be prohibited by this Section 9.12 to the extent that (A) such lease, if a Capital Lease, is permitted by Section 9.1, (B) the sale of such asset is permitted by Section 9.5, (C) the consideration received shall be at least equal to the fair market value of the property sold and (D) the aggregate amount of assets sold pursuant to all such transactions made under this subsection shall not exceed $10,000,000 during the term of this Agreement.
SECTION 9.13    Capital Expenditures. Permit the aggregate amount of all Capital Expenditures in any Fiscal Year to exceed $~~45,000,000~~60,000,000.
SECTION 9.14    Financial Covenants.
(a)    Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter commencing with the fiscal quarter ending December 31, 2017, permit the Consolidated Total Leverage Ratio to be greater than the following:

Fiscal Quarter Ending	Total Leverage Ratio
December 31, 2017 through December 31, 2018	3.50:1.00
March 31, 2019 and June 30, 2019	3.25:1.00
September 30, 2019 and thereafter	3.00:1.00

~~(a) Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter commencing with the last day of the first full fiscal quarter after the Closing Date, permit the Consolidated Total Leverage Ratio to be greater than 3.00 to 1.00; provided,~~provided that the Borrower ~~shall be permitted upon written notice to the Administrative Agent at any time during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, solely in connection with one Permitted Acquisition that involves~~may, on one occasion during the term of this Agreement, following the consummation of one or more Permitted Acquisitions within a consecutive twelve month period that involve the payment of aggregate ~~consideration~~Permitted Acquisition Consideration in excess of $50,000,000 by the Borrower and its Subsidiaries ~~in excess of $50,000,000 (a “Relevant~~for such Permitted Acquisitions during such twelve month period (a “Qualifying Permitted Acquisition”), ~~to~~ increase ~~such~~the applicable maximum Consolidated Total Leverage Ratio ~~to 3.50 to~~set forth above by 0.50:1.00 for the next three fiscal quarters ending following the ~~closing date of such~~consummation of the Permitted Acquisition resulting in such Qualifying Permitted Acquisition by delivering a written notice to the Administrative Agent requesting such increase prior to or within thirty (30) days after the consummation of the Permitted Acquisition resulting in such Qualifying Permitted Acquisition (and, solely for the purpose of testing compliance with this Section for any such ~~Relevant~~Qualifying Permitted Acquisition pursuant to the definition of Permitted Acquisition, for the fiscal quarter immediately preceding the ~~closing date of the Relevant~~consummation of such Qualifying Permitted Acquisition (or, at the option of the Borrower, in the case of a Limited Condition Acquisition, the fiscal quarter immediately preceding the date the Permitted Acquisition Documents for such Acquisition are entered into)) (such increase in the Consolidated Total Leverage Ratio level, the “Consolidated Total Leverage Ratio Holiday”).
(b)    Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter commencing with the last day of the first full fiscal quarter after the Closing Date, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50:1.00.
SECTION 9.15    Disposal of Subsidiary Interests. Permit any Subsidiary Guarantor to be a non-Wholly-Owned Subsidiary except (a) as required under Applicable Law or (b) as a result of or in connection with a dissolution, merger, amalgamation, consolidation, or disposition permitted by Section 9.4 or Section 9.5.
SECTION 9.16    Deposit Accounts and Securities Accounts. Except as provided in Section 8.16, permit any Deposit Accounts or Securities Accounts (other than Excluded Accounts) of any Credit Party at any time to have a principal balance in excess of $500,000 in the aggregate for all such Deposit Accounts or Securities Accounts of the Credit Parties, taken as a whole, unless such Credit Party has: (a) executed and delivered to the Administrative Agent a Control Agreement; and (b) taken all other steps necessary or, in the opinion of the Administrative Agent, desirable, to ensure that the Administrative Agent has a perfected security interest in such account; provided that, if such Credit Party is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, the Borrower shall, or shall cause such Credit Party to, transfer all amounts in the applicable account to an account maintained at a financial institution from which the Borrower or such Credit Party has obtained a Control Agreement.
SECTION 9.17    Use of Proceeds; Sanction and Anti-Corruption Laws.
(a)    Use the proceeds of the Initial Term Loan and the borrowings under the Revolving Credit Facility except: (i) to finance the consummation of the Aesynt Acquisition; (ii) to consummate the Refinancing; (iii) to pay fees, commissions and expenses in connection with the Transactions; and (iv) only with respect to borrowings under the Revolving Credit Facility, for working capital and the general corporate purposes of the Borrower and its Subsidiaries.
(b)    [Reserved].
(c)    Request any Extension of Credit, or use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Extension of Credit: (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws; (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE X

DEFAULT AND REMEDIES
SECTION 10.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment in the currency required hereunder of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
(b)    Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation and such default shall continue for a period of three (3) Business Days.
(c)    Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any notice, certificate, or instrument delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any notice, certificate, or instrument delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)    Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.1, 8.2(a), 8.3(a), 8.4, 8.13, 8.14, 8.16, or Article IX.

(e)    Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition, or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document, and such default shall continue for a period of thirty (30) days after the earlier of: (i) the Administrative Agent’s delivery of written notice thereof to the Borrower; and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.
(f)    Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall: (i) default in the payment of any Indebtedness (other than the Loans, intercompany Indebtedness solely between or among the Borrower and its Wholly-Owned Subsidiaries or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, intercompany Indebtedness solely between or among the Borrower and its Wholly-Owned Subsidiaries or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due, or required to be prepaid, repurchased, redeemed or defeased prior to its stated maturity (any applicable grace period having expired); provided that this clause (f)(ii) shall not apply to: (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or (B) the satisfaction of a condition to conversion of any convertible notes constituting Permitted Unsecured Indebtedness permitted to be incurred under this Agreement or any settlement of any such conversion permitted hereunder.
(g)    Change in Control. Any Change in Control shall occur.
(h)    Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof shall: (i) commence a voluntary case under any Debtor Relief Laws; (ii) file a petition seeking to take advantage of any Debtor Relief Laws; (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof in any court of competent jurisdiction seeking: (i) relief under any Debtor Relief Laws; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(j)    Failure of Agreements. Any material provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral with a fair market value, individually or in the aggregate, in excess of the Threshold Amount purported to be covered thereby (except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents), in each case other than in accordance with the express terms hereof or thereof.
(k)    ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount; (ii) a Termination Event; or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.
(l)    Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees are for the payment of money, individually or in the aggregate (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage), equal to or in excess of the Threshold Amount.
SECTION 10.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to 102% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.4. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and the Discharge of the Secured Obligations has occurred, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.
(c)    General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.
SECTION 10.3    Rights and Remedies Cumulative; Non-Waiver; etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit: (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents; (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents; (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6); or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then: (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2; and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 10.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured

Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and
Last, the balance, if any, after the Discharge of the Secured Obligations, to the Borrower or as otherwise required by Applicable Law.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the Borrower or the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.
SECTION 10.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Section 3.3, Section 5.3 and Section 12.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.3, Section 5.3 and Section 12.3.
(c)    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to, or accept or adopt on behalf of any Lender or any Issuing Lender, any plan of reorganization, arrangement or adjustment affecting the Secured Obligations or the rights of any Lender or any Issuing Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Lender or in any such proceeding.
SECTION 10.6    Credit Bidding.
(a)    The Administrative Agent, on behalf of itself and the Secured Parties and at the direction of the Required Lenders, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).
(b)    Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.
ARTICLE XI

THE ADMINISTRATIVE AGENT
SECTION 11.1    Appointment and Authority.

(a)    Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
SECTION 11.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 11.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required

Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9); (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).
(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor, or enforce compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not: (i) be obligated to ascertain, monitor, or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution; or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
SECTION 11.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a

Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
SECTION 11.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender; (ii) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.
SECTION 11.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 11.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.
SECTION 11.9    Collateral and Guaranty Matters.
(a)    Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)    to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document: (A) upon the Discharge of the Secured Obligations; (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents; or (C) if approved, authorized or ratified in writing in accordance with Section 12.2;
(ii)    to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted by Section 9.2(i); and
(iii)    to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5 or other disposition not constituting an Asset Disposition, but otherwise expressly permitted under this Agreement, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.
(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 11.10    Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
ARTICLE XII

MISCELLANEOUS

SECTION 12.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
If to the Borrower:
Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043-4008
Attention of:     Peter Kuipers, Executive Vice President and Chief Financial Officer
Attention of:    Jamie Conroy, Vice President and Corporate Treasurer
Telephone No.:     (727) 576-6311, x1539
Facsimile No.:     (727) 579-8067
E-mail:         peter.kuipers@omnicell.com and Jamie.Conroy~~&MTS-MT~~@omnicell.com
Website:    omnicell.com
With copies of written notices to:
Omnicell, Inc.
590 E. Middlefield Road
Mountain View, CA 94043-4008
Attention of:     Dan Johnston, Vice President and Chief Legal and Administrative Officer
Facsimile No.:     (650) 251-6266
E-mail:         danj@omnicell.com
If to Wells Fargo as Administrative Agent:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
~~400 Hamilton Ave., Suite 110~~
~~Palo Alto, CA 94301~~
~~Attention of: Ray Aguilar, Vice President/Relationship Manager~~
~~Telephone No.: (650) 855-7806~~
~~Facsimile No.: (650) 328-0814~~

With copies of written notices to:
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92103
Attention: Sony Ben-Moshe, Esq.
Facsimile: (858) 523-5450
Email: sony.ben-moshe@lw.com
If to any Lender:
To the address set forth on the Register
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.
(d)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(e)    Platform.

(i)    Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform. The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
(f)    Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.
SECTION 12.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders and delivered to the Administrative Agent (or by the Administrative Agent with the consent of the Required Lenders) and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:
(a)    without the prior written consent of the Required Revolving Credit Lenders, amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit;

(b)    increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 6.2 or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);
(c)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 4.4(b) shall only require consent of the Required Lenders and a waiver of a Lender’s ratable portion of any prepayment under Section 4.4(b) shall only require consent of such Lender) of principal, interest, fees or other amounts due to the Lenders (or any of them), or any scheduled or mandatory reduction of the Revolving Credit Commitment, hereunder or under any other Loan Document, in each case without the written consent of each Lender directly and adversely affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or in any fee payable hereunder, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default;
(e)    change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(f)    change Section 4.4(b)(v) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;
(g)    except as otherwise permitted by this Section 12.2, change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(h)    amend Section 1.12 or the definition of “Alternative Currency” without the written consent of each Revolving Credit Lender;
(i)    consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender;
(j)    release: (i)  all or substantially all of the Subsidiary Guarantors; or (ii) Subsidiary Guarantors comprising all or substantially all of the value of the credit support for the Secured Obligations, in any case, from the Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender; or

(k)    release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;
provided further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver; (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class or Series (but not the Lenders holding Loans or Commitments of any other Class or Series) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class or Series, as applicable, of Lenders that would be required to consent thereto under this Section if such Class or Series, as applicable, of Lenders were the only Class or Series, as applicable, of Lenders hereunder at the time; (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision; and (viii) Section 8.16 may be amended with the sole consent of Wells Fargo. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) any amendment, waiver or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms affects any such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.16; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents (including with respect to mandatory prepayments and payments pursuant to Sections 5.6 and 10.4) with the obligations and liabilities from time to time outstanding in respect of any of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.
SECTION 12.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay: (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, but only with respect to one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction and one specialty counsel with respect to each relevant specialty), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit, or any demand for payment thereunder; and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Lender, but only with respect to one primary counsel for the Administrative Agent, Lenders and any Issuing Lenders (taken as a whole) and, if reasonably necessary, one local counsel for the Administrative Agent, Lenders and any Issuing Lenders (taken as a whole) in each relevant jurisdiction and one specialty counsel for the Administrative Agent, Lenders and any Issuing Lenders (taken as a whole) with respect to each relevant specialty, and, in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local counsel in each relevant jurisdiction, and one additional specialty counsel with respect to each relevant specialty, in each case for each group of similarly situated affected Persons taken as a whole), in connection with the enforcement or protection of its rights: (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section; or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities, consultant fees, and other related expenses (including the reasonable and documented fees, charges and disbursements of counsel, but only with respect to one primary counsel for all Indemnitees (taken as a whole) and, if reasonably necessary, one local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction and one specialty counsel for all Indemnitees (taken as a whole) with respect to each relevant specialty, and, in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local counsel in each relevant jurisdiction, and one additional specialty counsel with respect to each relevant specialty, in each case for each group of similarly situated affected Indemnitees taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions); (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit and any failure by the Borrower to repay any amounts owned under the Loan Documents in an Applicable Currency in such currency); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary; (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto; or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses: (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee; (B)  result from a material breach of such Indemnitee’s funding obligations under this Agreement or under any other Loan Document as determined by a court of competent jurisdiction by final and nonappealable judgment; or (C) any disputes solely among the Indemnitees (other than disputes involving claims against the Arranger, Administrative Agent, or any similar Person in its respective capacity as such) that do not arise from any act or omission of the Borrower or any of its Affiliates. This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, (i) the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other

Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof and (ii) the Administrative Agent, the Swingline Lender, each Issuing Lender and each Lender shall not assert, and hereby waives, any claim against any Credit Party or any Subsidiary or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct and actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 12.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff: (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders; and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 12.5    Governing Law; Jurisdiction, Etc.

(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.
SECTION 12.6    Waiver of Jury Trial.
(a)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO: (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7    Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.
SECTION 12.8    Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
SECTION 12.9    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section; (ii) by way of participation in accordance with the provisions of clause (d) of this Section; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the

Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no an Event of Default under Sections 10.1(a), 10.1(b), 10.1(h) or 10.1(i) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes on a non-pro-rata basis;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless: (x) an Event of Default under Sections 10.1(a), 10.1(b), 10.1(h) or 10.1(i) has occurred and is continuing at the time of such assignment; (y) such assignment is to a Lender, an Affiliate of a Lender, or an Approved Fund; or (z) the assignment is made in connection with the primary syndication of the Credit Facility and during the period commencing on the Closing Date and ending on the date that is sixty (60) days following the Closing Date (provided that such assignees are not Disqualified Institutions (unless an Event of Default under Sections 10.1(h) or (i) has occurred and is continuing) and are determined in consultation with the Borrower and the Arranger); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of: (x) the Revolving Credit Facility or any unfunded Term Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment or a Term Loan Commitment, as applicable, an Affiliate of such Lender, or an Approved Fund with respect to such Lender; or (y) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender, or an Approved Fund; and
(C)    the consents of the Issuing Lenders and the Swingline Lender (each such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that: (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender;

and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to: (A) the Borrower or any of its Subsidiaries or Affiliates; or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon); and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Palo Alto, California, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that: (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant: (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 as though it were a Lender.
Each participation sold by a Lender shall be issued and maintained at all times in “registered form” as that term is defined in Section 5f.103-1(c) of the United States Treasury Regulations. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant

Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Disqualified Institutions.
(i)    No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless (A) the Borrower has consented to such assignment in writing in its sole and absolute discretion, or (B) an Event of Default under Section 10.01(h) or (i) exists and is continuing on the applicable Trade Date, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”): (x) such assignee shall not retroactively be disqualified from becoming a Lender; and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, then the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent: (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment; (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of: (x) the principal amount thereof ; or (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.9), all of its interest, rights, and obligations under this Agreement to one or more Eligible Assignees at the lesser of: (x) the principal amount thereof; and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions: (A) will not: (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender; (y) attend or participate in meetings attended by the Lenders and the Administrative Agent; or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders; and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter; and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees: (I) not to vote on such Plan; (II) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (I), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws); and (III) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (II).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes and directs the Administrative Agent, to: (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders; and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 12.10    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its Affiliates and to its and its Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory process; (d) to any other party hereto; (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to: (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement; (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)); (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund; (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund; or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans, and the Loan Documents in connection with ratings issued with respect to an Approved Fund; (g) on a confidential basis to: (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility; or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrower, deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents; (i) to the extent such Information: (i) becomes publicly available other than as a result of a breach of this Section; or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower; (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates; (k) to the extent that such information is independently developed by such Person; or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 12.11    Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 12.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
SECTION 12.13    Survival.
(a)    All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)    Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 12.14    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 12.15    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 12.16    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 12.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which the Discharge of the Obligations has occurred. Any such termination of this Agreement shall be deemed subject to the provision that this Agreement shall be reinstated if after such termination any portion of any payment in respect of the Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Credit Party or any substantial part of its property, or otherwise, all as though such payment had not been made. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18    USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act.
SECTION 12.19    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.
SECTION 12.20    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with any of the Borrower, any Affiliate thereof, or any other Person that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any

Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.
SECTION 12.21    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries, or gives the Administrative Agent or Lenders additional rights, shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
SECTION 12.22    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the Issuing Lender or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the Issuing Lender or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the Issuing Lender or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the Issuing Lender or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Issuing Lender or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the Issuing Lender or any Lender in such currency, the Administrative Agent, the Issuing Lender or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 12.23    Releases of Liens and Subsidiary Guarantors.
(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Guaranty Agreement and any other Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders (or such other percentage of the Lenders as required by this Agreement) shall have consented pursuant to Section 12.2 to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section 12.23, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 12.23 shall be without recourse to or warranty by the Administrative Agent.
(b)    Further, the Administrative Agent shall, upon the written request of the Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary.

(c)    Upon (i) any disposition (other than any lease or license) by any Credit Party (other than to any Credit Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent of the Required Lenders (or such other percentage of Lenders as required by this Agreement) pursuant to Section 12.2 to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released.
(d)    In addition, the Administrative Agent shall, at the reasonable written request of the Borrower, subordinate any Lien on any Collateral to the holder of any Liens on such Collateral permitted under Section 9.2(i).
(e)    In connection with any termination, release or subordination pursuant to this Section 12.23, the Administrative Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination.
[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

OMNICELL, INC., a Delaware corporation,
as Borrower
By:
Name:
Title:

AGENTS AND LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender, and Lender
By:
Name:
Title:

EXHIBIT B

Exhibit F to Credit Agreement

EXHIBIT F

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, ______

To:    WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
400 Hamilton Ave., Suite 110
    Palo Alto, CA 94301
Attention of: Ray Aguilar, Vice President/Relationship Manager
    Telephone No.: (650) 855-7806
    Facsimile No.: (650) 328-0814

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 5, 2016 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), among OMNICELL, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the Chief Financial Officer of the Borrower, and that, as such, he/she is authorized to execute and deliver this Officer’s Compliance Certificate (this “Certificate”) to the Administrative Agent on behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    The Borrower has delivered the year-end audited financial statements required by Section 8.1(a) of the Credit Agreement for the Fiscal Year of the Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of an independent certified public accounting firm as required by such section. Such financial statements have been prepared in accordance with GAAP.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    The Borrower has delivered the unaudited financial statements required by Section 8.1(b) of the Credit Agreement for the fiscal quarter of the Borrower and its Subsidiaries ended as of the above date. Such financial statements have been prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of the above date and the results of operations of the Borrower and its

Subsidiaries for such period then ended, subject only to normal year-end adjustments and the absence of footnotes.
2.    To the best knowledge of the undersigned:
[select one:]
[during such fiscal period, the Borrow performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]
—or—
[during such fiscal period, the following financial covenants or conditions have not been performed or observed, and the following is a list of each such Default and Event of Default and its nature and status:]
3.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.
4.     In the event of any conflict between the terms of this certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to this executed certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of this executed certificate.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________, _____.
OMNICELL, INC.

By:
Name:
Title: [Chief Financial Officer]

[For the fiscal quarter/Fiscal Year ended ______________________ (the “Statement Date”)
SCHEDULE 1
to the Officer’s Compliance Certificate
($ in 000’s)

I.	Section 9.14(a) — Consolidated Total Leverage Ratio.
	A.	Consolidated Total Funded Indebtedness on the Statement Date: ¹	$
	(i)	Indebtedness of the type described in clause (a) of the definition of “Indebtedness”:	$
(ii)
Indebtedness of the type described in clause (b) of the definition of “Indebtedness” (but excluding any obligations in respect of purchase price adjustments, earn-outs, holdbacks or deferred payments of a similar nature in connection with any Acquisition permitted under the Credit Agreement):
$
	(iii)	Indebtedness of the type described in clause (c) of the definition of “Indebtedness”:	$
	(iv)	Indebtedness of the type described in clause (e) of the definition of “Indebtedness”:	$
	(v)	Indebtedness of the type described in clause (f) of the definition of “Indebtedness” (limited to the amounts thereunder that have been drawn and not reimbursed):	$
	(vi)	Indebtedness of the type described in clause (g) of the definition of “Indebtedness”:	$
	(vii)	Indebtedness of the type described in clause (i) of the definition of “Indebtedness” (but only to the extent relating to the foregoing clauses (i) through (vi) above):	$
	B.	Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date (the “Subject Period”): ²
	(i)	Consolidated Net Income for the Subject Period:	$

(ii)	To the extent deducted in determining Consolidated Net Income for the Subject Period, the sum of:	$
	(a) income and franchise Taxes:	$
	(b) Consolidated Interest Expense:	$

(c) amortization, depreciation and other non‑cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), including adjustments arising under purchase accounting for the Aesynt Acquisition:
$
	(d) extraordinary losses (excluding extraordinary losses from discontinued operations):	$
	(e) non-cash equity-based compensation expenses:	$
	(f) Transaction Costs related to the Transactions:	$

(g) Transaction Costs related to any issuance of Indebtedness permitted pursuant to Section 9.1 of the Credit Agreement (other than the issuance of Indebtedness pursuant to the Credit Agreement and the other Loan Documents); provided that the aggregate amount added back pursuant to this item (g) during any period of four (4) consecutive fiscal quarters shall not exceed $10,000,000:
$

(h) Transaction Costs related to the Aesynt Acquisition and any Permitted Acquisition and any restructuring costs (including severance and retention expenses), integration costs, and write-offs of intangibles in connection with the Aesynt Acquisition or such Permitted Acquisition, in each case with respect to such restructuring costs or write-offs, to the extent paid or made within twelve (12) months of the closing of the Aesynt Acquisition or such Permitted Acquisition, as applicable; provided that the aggregate amount added back pursuant to this item (h) and item (i) below during any period of four (4) consecutive fiscal quarters shall not exceed $15,000,000:
$

(i) The amount of “run rate” synergies, operating expense reductions, operating improvements and other operating changes that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to be realized within twelve (12) months of the Aesynt Acquisition or other applicable Specified Transaction occurring during such period (as certified by a financial officer of the Borrower providing reasonable detail with respect to such “run rate” synergies, operating expense reductions, operating improvements and other operating changes delivered together with the applicable financial statements delivered pursuant to Section 8.1(a) or (b) of the Credit Agreement), calculated as though such “run rate” synergies, operating expense reductions, operating improvements and other operating changes had been realized during the entirety of such period and net of the actual benefits realized during such period from such actions: ³
$
(iii)	To the extent included in the determination of Consolidated Net Income for the Subject Period, the sum of:	$
	(a) interest income:	$
	(b) any extraordinary gains:	$
	(c) non-cash gains or non-cash items increasing Consolidated Net Income:	$

	(iv)	Consolidated Adjusted EBITDA for the Subject Period (Line I.B(i) + Line I.B(ii) – Line I.B(iii)): [4]	$
	C.	Consolidated Total Leverage Ratio (Line I.A ÷ Line I.B(iv)):	____ : 1.00
	D.	Maximum Permitted:	~~3.00[5]~~ ____ : 1.00[5]
	E.	Covenant Compliant?	[YES/NO]
II.	Section 9.14(b) — Consolidated Fixed Charge Coverage Ratio.[6]
	A.	Consolidated Adjusted EBITDA (Line I.B(iv)):	$
	B.	The sum of:	$
	(i)	Capital Expenditures:	$
	(ii)	federal, state, local and foreign income Taxes paid in cash:	$
	(iii)	cash Restricted Payments made after the Closing Date:[7]	$
	C.	Line II.A – Line II.B:	$
	D.	Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date (the sum of):	$
	(i)	Consolidated Interest Expense paid or payable in cash:	$
	(ii)	scheduled principal payments with respect to Indebtedness of the type described in:	$
		(a) clause (a) of the definition of “Indebtedness”:	$

(b) clause (b) of the definition of “Indebtedness” (but excluding any cash payments in respect of purchase price adjustment, earn-outs, holdbacks or deferred payments of a similar nature in connection with any Acquisition permitted under the Credit Agreement):
$
		(c) clause (c) of the definition of “Indebtedness”:	$
		(d) clause (d) of the definition of “Indebtedness”:	$

	(e) clause (e) of the definition of “Indebtedness”:	$
	(f) clause (f) of the definition of “Indebtedness”:	$
	(g) clause (g) of the definition of “Indebtedness”:[8]	$
E.	Consolidated Fixed Charge Coverage Ratio (Line II.C ÷ Line II.D):	____ : 1.00
F.	Minimum Required:	1.50 : 1.00
G.	Covenant Compliant?	[YES/NO]

1 Determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries. For the avoidance of doubt, “Consolidated Total Funded Indebtedness” shall not include (i) any obligations of the Borrower or any Subsidiary in respect of Customer Lease Financings so long as there is no recourse to the Borrower or any Subsidiary thereunder other than Standard Receivables Financing Undertakings, (ii) any obligations of the Borrower or any Subsidiary in respect of Qualified Accounts Receivable Dispositions and (iii) (A) any obligations of the Borrower or any Subsidiary (other than Special Purpose Receivables Subsidiaries) in respect of Permitted Receivables Financings so long as there is no recourse to the Borrower or any Subsidiary (other than Special Purpose Receivables Subsidiaries) thereunder other than Standard Receivables Financing Undertakings and (B) any obligations of Special Purpose Receivables Subsidiaries in respect of Permitted Receivables Financings.

2 Determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP and to be calculated on a Pro Forma Basis

3 Provided that (A) no “run rate” synergies, operating expense reductions, operating improvements and other operating changes shall be added pursuant to this item (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period, (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated Adjusted EBITDA pursuant to this item (i) to the extent more than twelve (12) months have elapsed after the specified action taken in order to realize such projected “run rate” synergies, operating expense reductions, operating improvements and other operating changes and (C) the aggregate amount added pursuant to this item (i) and item (h) above during any period of four (4) consecutive fiscal quarters shall not exceed $15,000,000.
4 Notwithstanding the foregoing, Consolidated EBITDA for (i) the fiscal quarter ended March 31, 2015 shall be $24,741,000, (ii) the fiscal quarter ended June 30, 2015 shall be $25,121,000 and (iii) the fiscal quarter ended September 30, 2015 shall be $30,512,000.
~~5 Maximum permitted ratio may increase to 3.50:1.00 in connection with one Relevant Acquisition as set forth in Section 9.14(a) of the Credit Agreement.~~

5 To be the level set forth for the applicable fiscal quarter in Section 9.14(a) of the Credit Agreement.
6 Calculated on a Pro Forma Basis.

7 Line II.B.(iii) shall not include (A) Restricted Payments on account of, or with respect to, any Equity Interests of any Subsidiary if made to the Borrower or any other Subsidiary except for Restricted Payments on account of, or with respect to, any Equity Interests of any Subsidiary that is a Credit Party if made to a Subsidiary that is not a Credit Party, unless and to the extent such Restricted Payment is then immediately distributed or dividended to a Credit Party), and (B) any Restricted Payments permitted pursuant to Section 9.6(e) or Section 9.6(f) of the Credit Agreement.

8 For the avoidance of doubt, “Indebtedness” under line D.(ii) of Consolidated Fixed Charges shall not include (i) any obligations of the Borrower or any Subsidiary in respect of Customer Lease Financings so long as there is no recourse to the Borrower or any Subsidiary thereunder other than Standard Receivables Financing Undertakings, (ii) any obligations of the Borrower or any Subsidiary in respect of Qualified Accounts Receivable Dispositions and (iii) (A) any obligations of the Borrower or any

Subsidiary (other than Special Purpose Receivables Subsidiaries) in respect of Permitted Receivables Financings so long as there is no recourse to the Borrower or any Subsidiary (other than Special Purpose Receivables Subsidiaries) thereunder other than Standard Receivables Financing Undertakings and (B) any obligations of Special Purpose Receivables Subsidiaries in respect of Permitted Receivables Financings.